SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

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[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Pursuant to Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

REGENERON PHARMACEUTICALS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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777 Old Saw Mill River Road
Tarrytown, New York 10591-6707

April 28, 2011

Dear Fellow Shareholders:

     It is my pleasure to invite you to attend the 2011 Annual Meeting of Shareholders of Regeneron Pharmaceuticals, Inc. to be held on Friday, June 10, 2011 at 10:30 a.m. at the Westchester Marriott Hotel, 670 White Plains Road, Tarrytown, New York 10591.

     This year we are again using the “Notice and Access” method of providing proxy materials to you via the Internet. We believe that this process provides you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to reduce the costs of printing and distributing the proxy materials and conserve resources. On or about April 29, 2011, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2010 annual report and vote via the Internet. The Notice also contains instructions on how to receive a paper copy of the proxy materials and our 2010 annual report.

     Each of the Notice of Internet Availability of Proxy Materials that will be mailed and the Notice of Annual Meeting of Shareholders and proxy statement contained herein identifies the items we plan to address at the Annual Meeting. At the Annual Meeting, we will also present a brief report on the Company and our business and give you the opportunity to ask questions of interest to Regeneron’s shareholders.

     Your vote is important. Whether or not you plan to attend the Annual Meeting, you can cast your vote via the Internet or by telephone, or, if you previously requested paper copies of the proxy materials, by completing the accompanying proxy and returning it in the prepaid envelope provided. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously submitted a proxy.

     I look forward to seeing you on June 10th.

Sincerely,

P. Roy Vagelos, M.D.
Chairman of the Board of Directors

REGENERON PHARMACEUTICALS, INC.
777 Old Saw Mill River Road
Tarrytown, New York 10591
____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
____________________

     The 2011 Annual Meeting of Shareholders of Regeneron Pharmaceuticals, Inc. (the “Company”) will be held on Friday, June 10, 2011, commencing at 10:30 a.m., at the Westchester Marriott Hotel, 670 White Plains Road, Tarrytown, New York, for the following purposes:

(1)	to elect four directors for a term of three years;

(2)	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

(3)	to approve the Second Amended and Restated 2000 Long-Term Incentive Plan (the “Second Amended and Restated 2000 Plan”), which amends and restates our existing Amended and Restated 2000 Long-Term Incentive Plan to increase by 12 million the number of shares of common stock available for issuance under the plan and extend the term of the plan until December 31, 2016, which approval shall also constitute re-approval for purposes of Section 162(m) under the Internal Revenue Code of 1986, as amended, of certain performance goals in the plan that may apply to awards thereunder;

(4)	to cast an advisory vote on executive compensation as disclosed in these proxy materials;

(5)	to cast an advisory vote on whether future advisory votes on executive compensation should be held every one, two, or three years; and

(6)	to act upon such other matters as may properly come before the meeting and any adjournment(s) or postponement(s) thereof.

     The board of directors has fixed the close of business on April 13, 2011 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment(s) or postponement(s) thereof.

     Pursuant to the rules of the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, beginning on or about April 29, 2011, a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners as of the record date. As of the date of mailing of the Notice of Internet Availability of Proxy Materials, all shareholders and beneficial owners will have the ability to access all of the proxy materials on a website referenced in the Notice of Internet Availability of Proxy Materials.

     The Notice of Internet Availability of Proxy Materials also contains a toll-free telephone number, an e-mail address, and a website where shareholders can request a paper or e-mail copy of any of the proxy statement, our 2010 annual report, and/or a form of proxy relating to the Annual Meeting. These materials are available free of charge. The Notice also contains information on how to access and vote the form of proxy.

As Authorized by the Board of Directors,

Murray A. Goldberg
Senior Vice President, Finance & Administration,
Chief Financial Officer, Treasurer, and Assistant
Secretary

April 28, 2011

REGENERON PHARMACEUTICALS, INC.
777 Old Saw Mill River Road
Tarrytown, New York 10591

April 28, 2011
______________ PROXY STATEMENT ______________

GENERAL INFORMATION ABOUT THE MEETING

Where and when will the 2011 Annual Meeting be held?

     The 2011 Annual Meeting is scheduled for June 10, 2011, commencing at 10:30 a.m., at the Westchester Marriott Hotel, 670 White Plains Road, Tarrytown, New York 10591. If you are planning to attend the meeting, directions to this location are available on our website at www.regeneron.com.

Why did you receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of the proxy materials?

     The “Notice and Access” rules of the United States Securities and Exchange Commission (the “SEC”) permit us to furnish proxy materials, including this proxy statement and our annual report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders received a Notice of Internet Availability of Proxy Materials (the “Notice”) and will not receive printed copies of the proxy materials unless they request them. The Notice will be mailed beginning on or about April 29, 2011. The Notice includes instructions on how you may access and review all of our proxy materials via the Internet. The Notice also includes instructions on how you may vote your shares. If you would like to receive a paper or e-mail copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials. Any request to receive proxy materials by mail or e-mail will remain in effect until you revoke it.

Why didn’t you receive a notice in the mail about the Internet availability of the proxy materials?

     Shareholders who previously elected to access the proxy materials over the Internet will not receive a notice in the mail about the Internet availability of the proxy materials. Instead, you should have received an e-mail with links to the proxy materials and the proxy voting website.

Can you vote your shares by filling out and returning the Notice?

     No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet, by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.

Why did we send you the Notice?

     We sent you the Notice regarding this proxy statement because Regeneron’s board of directors is asking (technically called soliciting) holders of the Company’s common stock, par value $.001 per share, and Class A stock, par value $.001 per share, to provide proxies to be voted at our 2011 Annual Meeting of Shareholders or at any adjournment(s) or postponement(s) of the meeting.

Who is entitled to vote at the Annual Meeting?

     Only shareholders of record at the close of business on the record date, April 13, 2011, are entitled to vote at the Annual Meeting shares of common stock and/or Class A stock held of record on that date. As of April 13, 2011, 88,739,294 shares of common stock and 2,151,854 shares of Class A stock were issued and outstanding. The common stock and the Class A stock vote together on all matters as a single class, with the common stock being entitled to one vote per share and the Class A stock being entitled to ten votes per share.

What are you being asked to vote on?

     We are asking you to vote on:
  the election of four directors for a term of three years (Proposal No. 1);

  ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal No. 2);

  approval of the Company’s Second Amended and Restated 2000 Long-Term Incentive Plan (the “Second Amended and Restated 2000 Plan”), in the form attached to this proxy statement as Appendix A, which amends and restates our existing Amended and Restated 2000 Long-Term Incentive Plan to increase by 12 million the number of shares of common stock available for issuance under the plan and extend the term of the plan until December 31, 2016, which approval shall also constitute re-approval for purposes of Section 162(m) under the Internal Revenue Code of 1986, as amended, of certain performance goals in the plan that may apply to awards thereunder (Proposal No. 3);

  approval of a non-binding advisory proposal on executive compensation as disclosed in this proxy statement (Proposal No. 4); and

  a non-binding advisory proposal on the frequency of future advisory votes on executive compensation (Proposal No. 5).
What are the Board’s recommendations?

     The board of directors recommends that you vote:
  FOR election of the four nominated directors (Proposal No. 1);

  FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011 (Proposal No. 2);

  FOR approval of the Second Amended and Restated 2000 Plan, which increases by 12 million the number of shares of common stock available for issuance under the plan and extends the term of the plan until December 31, 2016, which approval shall also constitute re-approval for purposes of Section 162(m) under the Internal Revenue Code of 1986, as amended, of certain performance goals that may apply to awards thereunder (Proposal No. 3);

  FOR approval of our executive compensation as disclosed in this proxy statement (Proposal No. 4); and

  FOR a frequency of EVERY THREE YEARS for the advisory vote regarding the frequency of future advisory votes on executive compensation (Proposal No. 5).
How can you vote?

     In person. If you are a shareholder of record, you may vote in person at the Annual Meeting. The Company will give you a ballot when you arrive. If you are a beneficial owner of shares held in the name of your bank, broker, or other nominee, or in “street name”, to vote in person at the Annual Meeting you must obtain from your nominee and bring to the meeting a “legal proxy” authorizing you to vote such shares held as of the record date. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Instructions on voting by proxy are included below.

     Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com. You will need the 12 digit control number included on the Notice or, if you requested a paper copy of the proxy materials, the proxy card or voting instruction form you received if you requested a paper copy of the proxy materials. You may vote via the Internet through 11:59 p.m., Eastern Time, on June 9, 2011.

     Via telephone. You may vote by proxy via telephone by calling the toll free number found on the proxy card or the voting instruction form you received if you requested a paper copy of the proxy materials. You will need the 12 digit control number included on the proxy card or voting instruction form. You may vote via telephone through 11:59 p.m., Eastern Time, on June 9, 2011.

     By mail. If you requested printed copies of the proxy materials, you may vote by proxy by completing the proxy card or voting instruction form and returning it in the envelope provided.

How are proxies voted?

     If you vote by proxy in time for it to be voted at the Annual Meeting, one of the individuals named as your proxy will vote your shares as you have directed. If you submit a proxy, but no indication is given as to how to vote your shares as to a proposal, your shares will be voted in the manner recommended by the board of directors. The board of directors knows of no matter, other than those indicated above under “What are you being asked to vote on?”, to be presented at the Annual Meeting. If any other matter properly comes before the Annual Meeting, the persons named and designated as proxies will vote your shares in their discretion.

     If you are the beneficial owner of shares held in street name, your broker will not have discretionary voting authority to vote those shares with respect to the election of directors (Proposal No. 1), the approval of the Second Amended and Restated 2000 Plan (Proposal No. 3), the advisory vote on executive compensation (Proposal No. 4), and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 5). Therefore, if you do not furnish your broker with voting instructions, a broker non-vote will result and your shares will not be voted on Proposal Nos. 1, 3, 4, and 5.

     Brokers holding your shares in their name will have discretionary voting authority to vote those shares with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011 (Proposal No. 2) without instruction from you, and, accordingly, broker non-votes will not occur with respect to Proposal No. 2.

If you are a Regeneron employee or former employee, how do you vote shares in the Company Stock Fund in your 401(k) account?

     If you participate in the Regeneron Pharmaceuticals, Inc. 401(k) Savings Plan, you may provide voting instructions to Capital Bank and Trust Company, the plan’s trustee, (1) through the Internet at www.proxyvote.com by 11:59 p.m., Eastern Time, on June 9, 2011, (2) by calling 1-800-690-6903 by 11:59 p.m., Eastern Time, on June 9, 2011, or (3) by returning your completed proxy card by mail. The trustee will vote your shares in accordance with your instructions. If you fail to sign or timely return the proxy voting instructions, whether by mail, by telephone, or over the Internet, the trustee will vote your shares as “WITHHELD” with regard to the election of directors (Proposal No. 1) and “ABSTAIN” with respect to the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011 (Proposal No. 2), the approval of the Second Amended and Restated 2000 Plan (Proposal No. 3), the advisory vote on executive compensation (Proposal No. 4), and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 5).

Can you change your vote or revoke your proxy?

     Yes. You may change your vote or revoke your proxy at any time before the proxy is exercised. If you voted by proxy electronically through the Internet or by telephone as described above, you may simply vote again at a later date using the same procedures, in which case the later submitted proxy will be recorded and the earlier vote revoked. If you submitted your proxy by mail, you must (i) file with the Secretary or Assistant Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy you previously submitted or (ii) duly execute a later dated proxy relating to the same shares and deliver it to the Secretary or Assistant Secretary of the Company or other designee before the taking of the vote at the Annual Meeting. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary or Assistant Secretary of the Company before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you hold your shares through a broker, bank, or other nominee in “street name,” you will need to contact them or follow the instructions in the voting instruction form used by the firm that holds your shares to revoke your proxy.

What constitutes a quorum?

     The presence at the Annual Meeting, in person or by proxy, of the holders as of the record date of shares of common stock and Class A stock having a majority of the voting power of all shares of common stock and Class A Stock outstanding on the record date will constitute a quorum for the transaction of business at the Annual Meeting. Shares held as of the record date by holders who are present or represented by proxy at the Annual Meeting but who have abstained from voting or have not voted with respect to some or all of such shares on any proposal to be voted on at the Annual Meeting will be counted as present for purposes of establishing a quorum.

What vote is required to approve each item?

     The election of directors (Proposal No. 1) will be determined by a plurality of the votes cast in person or by proxy at the Annual Meeting. Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011 (Proposal No. 2) and approval of the Second Amended and Restated 2000 Plan (Proposal No. 3) each require the affirmative vote of a majority of the votes cast on the matter in person or by proxy at the Annual Meeting. The vote on executive compensation (Proposal No. 4) and the vote on the frequency of future advisory votes on executive compensation (Proposal No. 5) are both advisory votes and, therefore, the outcome is not binding on the Company. However, with regard to Proposal No. 4, the Company will consider the matter approved if it receives the affirmative vote of a majority of the votes cast on the matter in person or by proxy at the Annual Meeting and, with regard to Proposal No. 5, the Company will consider the option that receives a plurality of the votes cast in person or by proxy at the Annual Meeting to be the recommendation of shareholders. If any other matter is properly brought before the Annual Meeting, such matter also will be determined by the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

What is the effect of abstentions and broker non-votes?

     Shares represented by proxies which are marked “WITHHELD” with regard to the election of directors (Proposal No. 1) will be excluded entirely from the vote on this proposal and thus will have no effect on the outcome of the vote. Shares represented by proxies which are marked “ABSTAIN” with regard to the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011 (Proposal No. 2), the approval of the Second Amended and Restated 2000 Plan (Proposal No. 3), the advisory vote on executive compensation (Proposal No. 4), and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 5) will have no effect on the outcome of the vote on those proposals because abstentions do not constitute votes cast. Similarly, broker non-votes that may occur with respect to the election of directors (Proposal No. 1), the approval of the Second Amended and Restated 2000 Plan (Proposal No. 3), the advisory vote on executive compensation (Proposal No. 4), and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 5) are not considered votes cast and, therefore, will have no effect on the outcome of the vote on those proposals.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

     Pursuant to the Company’s Certificate of Incorporation, the board of directors is divided into three classes, denominated Class I, Class II, and Class III, with members of each class holding office for staggered three-year terms. There are currently three Class II Directors, four Class III Directors, and three Class I Directors. The respective terms of the Class II Directors and Christine A. Poon, who was elected a director by the board of directors on November 12, 2010, of the Class III Directors, and of the Class I Directors expire at the 2011 Annual Meeting, the 2012 Annual Meeting, and the 2013 Annual Meeting, respectively (in all cases, subject to the election and qualification of their successors and to their earlier death, resignation, or removal).

     Biographical information is given below, as of April 13, 2011, for each nominee for Class II Director whose current term of office expires at the 2011 Annual Meeting, and for each Class I and Class III Director whose term of office will continue after the 2011 Annual Meeting. None of the corporations or other organizations referred to below with which a director has been or is currently employed or otherwise associated is a parent, subsidiary, or affiliate of the Company. The board of directors, upon the recommendation of the Corporate Governance and Compliance Committee, has nominated for election at the 2011 Annual Meeting Alfred G. Gilman, M.D., Ph.D., Joseph L. Goldstein, M.D., Christine A. Poon, and P. Roy Vagelos, M.D. as Class II Directors for a three-year term expiring at the 2014 Annual Meeting. Drs. Gilman, Goldstein, and Vagelos are presently directors and were previously elected by the shareholders. As described above, Ms. Poon is also presently a director.

The Board Unanimously Recommends a Vote FOR the Election of Alfred G. Gilman, M.D., Ph.D., Joseph L. Goldstein, M.D., Christine A. Poon, and P. Roy Vagelos, M.D. as Class II Directors for a Term Expiring at the 2014 Annual Meeting.

Nominees for Class II Directors for Election at the 2011 Annual Meeting
for a Term Expiring at the 2014 Annual Meeting

Alfred G. Gilman, M.D., Ph.D.
ALFRED G. GILMAN, M.D., Ph.D., 69, a co-founder of the Company, has been a non-employee Director of the Company since July 1990. Dr. Gilman is the chief scientific officer of the Cancer Prevention and Research Institute of Texas and Regental Professor of Pharmacology Emeritus at The University of Texas Southwestern Medical Center at Dallas. He previously served as executive vice president for academic affairs and provost of The University of Texas Southwestern Medical Center at Dallas, dean of The University of Texas Southwestern Medical School, and professor of pharmacology at The University of Texas Southwestern Medical Center. Dr. Gilman is a member of the National Academy of Sciences, and he received the Nobel Prize for Physiology or Medicine in 1994. Dr. Gilman is a member of the Board of Directors of Eli Lilly & Company. Dr. Gilman’s distinguished scientific and academic background, including his receipt of the Nobel Prize for Physiology or Medicine in 1994, and his leadership positions at the Cancer Prevention and Research Institute of Texas, The University of Texas Southwestern Medical Center at Dallas, and The University of Texas Southwestern Medical School, together with his extensive experience as a director of the Company and of a leading pharmaceutical company, led to the board’s decision to nominate Dr. Gilman for reelection to the board.

Joseph L. Goldstein, M.D.	JOSEPH L. GOLDSTEIN, M.D., 70, has been a Director of the Company since June 1991. Dr. Goldstein has been a Professor of Molecular Genetics and Internal Medicine and the Chairman of the Department of Molecular Genetics at The University of Texas Southwestern Medical Center at Dallas since 1977. Dr. Goldstein is a member of the National Academy of Sciences. Drs. Goldstein and Brown jointly received the Nobel Prize for Physiology or Medicine in 1985. Dr. Goldstein’s extensive research experience, his distinguished scientific and academic credentials, including his receipt of the Nobel Prize for Physiology or Medicine in 1985, and his substantial understanding of the Company gained through his service as a director since 1991, led to the board’s decision to nominate Dr. Goldstein for reelection to the board.

Christine A. Poon
CHRISTINE A. POON, 58, has been a director of the Company since her election by the board in November 2010. Ms. Poon is Dean and holds the John W. Berry, Sr. Chair in Business at The Max M. Fisher College of Business at The Ohio State University, a position she has held since 2009. Prior to joining Fisher, Ms. Poon spent 8 years at Johnson & Johnson, most recently as vice chairman and worldwide chairman of pharmaceuticals. At Johnson & Johnson, she served on the company’s board of directors and executive committee and was responsible for managing the pharmaceutical businesses of the company. Prior to joining Johnson & Johnson, Ms. Poon spent 15 years at Bristol-Myers Squibb Company, a pharmaceutical company, where she held senior leadership positions including president of international medicines and president of medical devices. Ms. Poon serves on the board of directors of Prudential Financial, Inc. and the Supervisory Board of Royal Philips Electronics. Ms. Poon’s extensive expertise in domestic and international business operations, including sales and marketing and commercial operations, and her deep strategic and operational knowledge of the pharmaceutical industry, led to the board’s decision to elect Ms. Poon a director and to nominate her for election to the board.

P. Roy Vagelos, M.D.
P. ROY VAGELOS, M.D., 81, has been Chairman of the Board of the Company since January 1995. Prior to joining Regeneron, Dr. Vagelos was Chairman of the Board and Chief Executive Officer of Merck & Co., Inc., a global pharmaceutical company. He joined Merck in 1975, became a director in 1984, President and Chief Executive Officer in 1985, and Chairman in 1986. Dr. Vagelos retired from all positions with Merck in 1994. Dr. Vagelos served on the board of directors of Theravance, Inc. through April 2010. During his tenure as Chairman of the Company and previously as Chairman and Chief Executive Officer of Merck, Dr. Vagelos developed an extensive understanding of the complex business, operational, scientific, regulatory, and commercial issues facing the pharmaceutical industry. Dr. Vagelos’s tenure and experience with the Company and Merck, his extensive knowledge of the pharmaceutical industry, his substantial leadership experience, and his significant understanding of the Company led to the board’s decision to nominate Dr. Vagelos for reelection to the board.

Class III Directors Continuing in Office
Term Expires at the 2012 Annual Meeting

Charles A. Baker
CHARLES A. BAKER, 78, has been a Director of the Company since February 1989. In September 2000, Mr. Baker retired as Chairman, President, and Chief Executive Officer of The Liposome Company, Inc., a biopharmaceutical company, a position he had held since December 1989. During his career, Mr. Baker served in a senior management capacity in various other pharmaceutical companies, including tenures as Group Vice President, Squibb Corporation (now Bristol-Myers Squibb Company) and President, Squibb International, and various senior executive positions at Abbott Laboratories and Pfizer Inc. Mr. Baker is a member of the board of directors of Progenics Pharmaceuticals, Inc., a biopharmaceutical company. Mr. Baker’s substantial commercial experience gained from leadership roles at biopharmaceutical and pharmaceutical companies, his extensive industry knowledge, his having overseen the approval, manufacture, and marketing of pharmaceutical products throughout the world and having led a biotechnology company to sustained profitability, and his significant understanding of the Company led the board to conclude that he should serve as a director.

Michael S. Brown, M.D.
MICHAEL S. BROWN, M.D., 70, has been a Director of the Company since June 1991. Dr. Brown holds the Distinguished Chair in Biomedical Sciences, a position he has held since 1989, is a Regental Professor of Molecular Genetics and Internal Medicine, and the Director of the Jonsson Center for Molecular Genetics, at The University of Texas Southwestern Medical Center at Dallas, positions he has held since 1985. Drs. Brown and Goldstein jointly received the Nobel Prize for Physiology or Medicine in 1985. Dr. Brown is a member of the National Academy of Sciences, the Institute of Medicine, and Foreign Member of the Royal Society (London). Dr. Brown is a member of the board of directors of Pfizer Inc. Dr. Brown’s distinguished scientific and academic background, including his receipt of the Nobel Prize for Physiology or Medicine in 1985, and his significant industry experience gained through his service on the board of directors of the Company and of a leading pharmaceutical company, led the board to conclude that Dr. Brown should serve as a director.

Arthur F. Ryan
ARTHUR F. RYAN, 68, has been a Director of the Company since January 2003. In 2008, Mr. Ryan retired as the Chairman of the Board of Prudential Financial, Inc., one of the largest diversified financial institutions in the world. He served as Chief Executive Officer of Prudential until December 2007. Prior to joining Prudential in December 1994, Mr. Ryan served as President and Chief Operating Officer of Chase Manhattan Bank since 1990. Mr. Ryan managed Chase’s worldwide retail bank between 1984 and 1990. Mr. Ryan is a non-executive director of the Royal Bank of Scotland Group plc. Mr. Ryan’s substantial leadership experience as a chief executive officer of leading companies in the banking and insurance industries, and his extensive business experience and financial expertise, led the board to conclude that Mr. Ryan should serve as a director.

George L. Sing
GEORGE L. SING, 61, has been a Director of the Company since January 1988. Since 1998, he has been a Managing Director of Lancet Capital, a venture capital investment firm in the healthcare field. Since January 2004, Mr. Sing has served as Chief Executive Officer of Stemnion, Inc., a bio-medical company in the regenerative medicine field. Mr. Sing’s extensive healthcare and financial expertise as a healthcare venture capital investor and bio-medical company chief executive officer, his executive leadership experience, and his substantial knowledge of the Company, led the board to conclude that Mr. Sing should serve as a director.

Class I Directors Continuing in Office Term Expires at the 2013 Annual Meeting

Leonard S. Schleifer, M.D., Ph.D.
LEONARD S. SCHLEIFER, M.D., Ph.D., 58, founded the Company in 1988, has been a Director and its President and Chief Executive Officer since its inception, and served as Chairman of the Board from 1990 through 1994. Dr. Schleifer is a licensed physician and is certified in Neurology by the American Board of Psychiatry and Neurology. With more than 22 years of experience as Chief Executive Officer of the Company, Dr. Schleifer brings to the board an incomparable knowledge of the Company, significant leadership experience, and an in-depth understanding of the complex research, drug development, and business issues facing companies in the biopharmaceutical industry. Dr. Schleifer’s significant industry and leadership experience, as well as his extensive knowledge of the Company, led the board to conclude that Dr. Schleifer should serve as a director.

Eric M. Shooter, Ph.D.
ERIC M. SHOOTER, Ph.D., 86, a co-founder of the Company, has been a non-employee Director since 1988. Dr. Shooter has been a Professor at Stanford University School of Medicine since 1968 and is now a Professor Emeritus. He was the founding Chairman of the Department of Neurobiology at Stanford University School of Medicine in 1975 and served as its Chairman until 1987. Dr. Shooter is a Fellow of the Royal Society of London and a member of the National Academy of Sciences. Dr. Shooter is a respected pioneer and thought leader in the area of neurobiology research who is perhaps best known for discovering the protein known as nerve growth factor, or NGF. Dr. Shooter’s extensive research experience and his distinguished scientific and academic background led the board to conclude that Dr. Shooter should serve as a director.

George D. Yancopoulos, M.D., Ph.D.
GEORGE D. YANCOPOULOS, M.D., Ph.D., 51, has been Executive Vice President, Chief Scientific Officer, and President, Regeneron Research Laboratories, since December 2000 and a Director since 2001. Prior to that date, he was Senior Vice President, Research, a position he held since June 1997, and Chief Scientific Officer, a position he held since January 1998. Dr. Yancopoulos was Vice President, Discovery from January 1992 until June 1997, Head of Discovery from January 1991 to January 1992, and Senior Staff Scientist from March 1989 to January 1991. Dr. Yancopoulos is a member of the National Academy of Sciences. As one of the few members of the National Academy of Sciences from industry and as an author of a substantial number of scientific publications, Dr. Yancopoulos has a distinguished record of scientific expertise. Dr. Yancopoulos also brings to the board his experience in leading and managing a complex research and development organization and his in-depth knowledge of the Company’s technologies and research and development programs. Dr. Yancopoulos’ significant industry and scientific experience, as well as his extensive knowledge of the Company, led the board to conclude that Dr. Yancopoulos should serve as a director.

CORPORATE GOVERNANCE

Procedures Relating to Nominees

     The Corporate Governance and Compliance Committee will consider a nominee for election to the board of directors recommended by a shareholder of record, if the shareholder submits the nomination in compliance with the requirements of our by-laws and the Guidelines Regarding Director Nominations, which are available on our website at www.regeneron.com under the “Corporate Governance” heading on the “About Us” page.

     In considering potential candidates for the board of directors, the Corporate Governance and Compliance Committee considers factors such as whether or not a potential candidate: (1) possesses relevant expertise; (2) brings skills and experience complementary to those of the other members of the board; (3) has sufficient time to devote to the affairs of the Company; (4) has demonstrated excellence in his or her field; (5) has the ability to exercise sound business judgment; (6) has the commitment to rigorously represent the long-term interests of the Company’s shareholders; (7) possesses a diverse background and experience, including with respect to race, age, and gender; and (8) such other factors as the Corporate Governance and Compliance Committee may determine from time to time.

     Candidates for director are reviewed in the context of the current composition of the board of directors, the operating requirements of the Company, and the long-term interests of shareholders. In conducting the assessment, the Committee considers the individual’s independence, experience, skills, background, and diversity, including with respect to race, age, and gender, along with such other factors as it deems appropriate, given the current needs of the board and the Company to maintain a balance of knowledge, experience, and capabilities. When recommending a slate of director nominees each year, the Corporate Governance and Compliance Committee reviews the current composition of the board of directors in order to recommend a slate of directors who, with the continuing directors, will provide the board with the requisite diversity of skills, expertise, experience, and viewpoints necessary to effectively fulfill its duties and responsibilities.

     In the case of an incumbent director whose term of office is set to expire, the Corporate Governance and Compliance Committee reviews such director’s overall service to the Company during the director’s term and also considers the director’s interest in continuing as a member of the board. In the case of a new director candidate, the Corporate Governance and Compliance Committee also reviews whether the nominee is “independent,” based on applicable listing standards of the NASDAQ Stock Market LLC and applicable SEC and New York State rules and regulations, if necessary.

     The Corporate Governance and Compliance Committee may employ a variety of methods for identifying and evaluating nominees for the board of directors. The Corporate Governance and Compliance Committee may consider candidates recommended by other directors, management, search firms, shareholders, or other sources. When conducting searches for new directors, the Corporate Governance and Compliance Committee will take reasonable steps to include diverse candidates in the pool of nominees and any search firm will affirmatively be instructed to seek to include diverse candidates. Candidates recommended by shareholders will be evaluated on the same basis as candidates recommended by our directors or management or by third party search firms or other sources. Candidates may be evaluated at regular or special meetings of the Corporate Governance and Compliance Committee.

Shareholder Communications with Directors

     The Company has established a process for shareholders to send communications to the members of the board of directors. Shareholders may send such communications by mail addressed to the full board, a specific member or members of the board, or a particular committee of the board, at 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Corporate Secretary. All such communications will be opened by our Corporate Secretary or Assistant Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the board or any individual director or group or committee of directors, the Corporate Secretary or Assistant Secretary will make sufficient copies of the contents to send to such director or each director who is a member of the group or committee to which the envelope is addressed.

Board Committees

     The board has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, a Compensation Committee, and a Corporate Governance and Compliance Committee, each of which is comprised entirely of independent directors. The Corporate Governance and Compliance Committee is responsible for reviewing and recommending for the board’s selection candidates to serve on our board of directors and for overseeing all aspects of the Company’s compliance program other than financial compliance. The board also has a standing Technology Committee. The board has adopted charters for the Audit Committee, Compensation Committee, Corporate Governance and Compliance Committee, and Technology Committee, current copies of which are available on our website at www.regeneron.com under the “Corporate Governance” heading on the “About Us” page.

    We show below information on the membership, key functions, and number of meetings of each board committee during 2010. In November 2010, Ms. Poon joined the Compensation Committee and the Corporate Governance and Compliance Committee. There were no other changes in committee membership in 2010.

Number of
Meetings
Name of Committee and Members	Key Functions of the Committee	Held in 2010
AUDIT

George L. Sing, Chairman Charles A. Baker Arthur F. Ryan
  Select the independent registered public accounting firm, review and approve its engagement letter, and monitor its independence and performance.

  Review the overall scope and plans for the annual audit by the independent registered public accounting firm.

  Approve performance of non-audit services by the independent registered public accounting firm and evaluate the performance and independence of the independent registered public accounting firm.

  Review and approve the Company’s periodic financial statements and the results of the year-end audit.

  Review and discuss the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures.

  Evaluate the internal audit process for establishing the annual audit plan; review and approve the appointment and replacement of the Company’s Chief Audit Executive, if applicable, and any outside entities providing internal audit services and evaluate their performance on an annual basis.

  Review the independent registered public accounting firm’s recommendations concerning the Company’s financial practices and procedures.

  Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

  Review and approve any related person transaction.

  Prepare an annual report of the Audit Committee for inclusion in the proxy statement and annually evaluate the Audit Committee Charter.

  Oversee the Company’s risk management program.

  Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.
9
COMPENSATION

Arthur F. Ryan, Chairman Charles A. Baker Joseph L. Goldstein, M.D. Christine A. Poon George L. Sing
  Evaluate the performance of the Chief Executive Officer and other executive officers of the Company and, subject to obtaining prior approval of the Chief Executive Officer’s compensation by the non-employee members of the board of directors, approve compensation for such employees.

  Approve the total compensation budget for all Company employees.

  Oversee the Company’s compensation and benefit philosophy and programs generally.

  Prepare an annual report of the Compensation Committee for inclusion in the proxy statement.

  Review and approve the Compensation Discussion and Analysis to be included in the Company’s proxy statement.
8

		Number of
		Meetings
Name of Committee and Members	Key Functions of the Committee	Held in 2010
CORPORATE GOVERNANCE AND COMPLIANCE

Alfred G. Gilman, M.D., Ph.D., Chairman Michael S. Brown, M.D. Christine A. Poon Arthur F. Ryan	Identify qualified individuals to become members of the board and recommend such candidates to the board. Assess the functioning of the board and its committees and make recommendations to the board concerning the appropriate size, function, and needs of the board. Make recommendations to the board regarding non-employee director compensation. Make recommendations to the board regarding corporate governance matters and practices. Oversee all aspects of the Company’s comprehensive compliance program other than financial compliance.	5
TECHNOLOGY

Michael S. Brown, M.D., Chairman Alfred G. Gilman, M.D., Ph.D. Joseph L. Goldstein, M.D. Eric M. Shooter, Ph.D. P. Roy Vagelos, M.D. Leonard S. Schleifer, M.D., Ph.D.* George D. Yancopoulos, M.D., Ph.D.*	Review and evaluate the Company’s research and clinical development programs, plans, and policies.	2
____________________

*      Ex Officio Member

Code of Ethics

    The board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors. You can find links to this code on our website at www.regeneron.com under the “Corporate Governance” heading on the “About Us” page. We may satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions, by posting such information on our website where it is accessible through the same link noted above.

Director Independence

    The board of directors has determined that each of the following directors is independent as defined in the listing standards of The NASDAQ Stock Market LLC: Charles A. Baker, Michael S. Brown, M.D., Alfred G. Gilman, M.D., Ph.D., Joseph L. Goldstein, M.D., Christine A. Poon, Arthur F. Ryan, Eric M. Shooter, Ph.D., and George L. Sing. The board conducts executive sessions of independent directors following each regularly scheduled board meeting.

    The board of directors has determined that each of the current members of the Audit Committee, Messrs. Baker, Ryan, and Sing, is an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended, meets the required standards for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, and is independent as defined for audit committee members in the listing standards of The NASDAQ Stock Market LLC.

Board Leadership and Role in Risk Oversight

    The board of directors recognizes that one of its key responsibilities is to establish and evaluate an appropriate leadership structure for the board so as to provide effective oversight of management. Since 1995, the board has separated the roles of the Chief Executive Officer and the Chairman of the Board, with Dr. Vagelos serving as Chairman and Dr. Schleifer serving as President and Chief Executive Officer. Dr. Vagelos’s extensive leadership experience, his business acumen, and his deep understanding of the healthcare industry have made him an invaluable resource to both the board and Dr. Schleifer. The board has determined that this leadership structure is appropriate for the Company at this time.

    The board executes its oversight responsibility for risk management directly and through its Committees, as follows:
  The Audit Committee oversees the Company’s risk management program. The Company’s Chief Audit Executive, who reports independently to the Committee, facilitates the risk management program. Audit Committee meetings include discussions of specific risk areas throughout the year, as well as semi-annual reports from the Chief Audit Executive on the Company’s enterprise risk profile.

  The Compensation, Corporate Governance and Compliance, and Technology Committees oversee risks associated with their respective areas of responsibility. As part of its overall review of the Company’s compensation policies and practices, the Compensation Committee generally considers the risks associated with these policies and practices. The Corporate Governance and Compliance Committee oversees all aspects of the Company’s comprehensive compliance program other than financial compliance and considers legal and regulatory compliance risks. The Technology Committee considers risks associated with our research and development programs.

  The board is kept abreast of its Committees’ risk oversight and other activities via reports of the Committee chairmen to the full board at regular board meetings. The board considers specific risk topics, including risks associated with our strategic plan, our finances, and our development activities. In addition, the board receives detailed regular reports from members of our senior management that include discussions of the risks and exposures involved in their respective areas of responsibility. Further, the board is routinely informed by the appropriate members of senior management of developments internal and external to the Company that could affect our risk profile.
Board Meetings and Attendance of Directors

    The board held five regular meetings and one special meeting in 2010. All directors attended more than 75% of the total number of meetings of the board and committees of the board on which they served, with the exception of Mr. Ryan. Board members are expected to attend the Company’s Annual Meeting of Shareholders absent a pressing reason, although the Company has no formal policy on the matter. All of the directors, with the exception of Dr. Brown and Mr. Ryan, attended our 2010 Annual Meeting of Shareholders.

Compensation of Directors

    The Corporate Governance and Compliance Committee makes recommendations to the board of directors regarding, and the board of directors determines, the compensation of non-employee directors. The Corporate Governance and Compliance Committee evaluates the appropriate level and form of compensation for non-employee directors at least annually and recommends changes to the board of directors when appropriate. In determining compensation recommendations for the non-employee directors, the Corporate Governance and Compliance Committee considers the qualifications, expertise, and demands on our directors and benchmarks the Company’s practices against similar companies in the biotechnology industry. The Corporate Governance and Compliance Committee did not recommend any changes in compensation for non-employee directors for 2010.

    Directors who are employees receive no additional compensation for serving on our board of directors or its committees. Non-employee directors receive an annual retainer of $15,000 and a fee of $5,000 for each regular board meeting attended in person or, once a year, by telephone or videoconference. The Chairman of the Audit Committee receives an additional retainer of $5,000 per year. Each non-employee director also receives an annual committee fee of $5,000 for his or her service on each standing committee of the board of which he or she is a member. Non-employee directors are reimbursed for their actual expenses incurred in connection with their activities as directors, which may include travel, hotel, and food and entertainment expenses.

    Pursuant to the terms of our Amended and Restated 2000 Long-Term Incentive Plan, each non-employee director receives an automatic grant of a stock option to purchase 15,000 shares of common stock on the first business day of each year, with an exercise price equal to the fair market value of a share of common stock on the date of grant. These stock options become exercisable as to one-third of the shares on the anniversary of the date of grant in each of the three subsequent calendar years, subject to continued service on the board, and generally expire ten years following the date of grant. Stock options granted to directors in 2011 continue to vest following the retirement of that director.

    Stock options granted since 2010 to non-employee directors become fully vested automatically upon a change of control of the Company. Each non-employee director has the right to nullify this acceleration of vesting, in whole or in part, if it would cause the director to pay excise taxes under the requirements of the Internal Revenue Code. Previously, stock options granted to non-employee directors included a “double-trigger” change of control provision whereby the director’s stock options would immediately vest in full in the event that a director’s service as a member of the board is terminated without cause within two years of a change of control of the Company.

       On December 31, 1998, we entered into an employment agreement with the Chairman of the board of directors, Dr. Vagelos. Dr. Vagelos did not become an officer of the Company or change his title. Pursuant to the terms of his employment agreement, Dr. Vagelos receives an annual salary of $100,000. In the employment agreement, we agreed to recommend to the Compensation Committee that stock option grants be made to Dr. Vagelos for calendar years 2000 through 2003 in the amount of the greater of (a) 125,000 shares or (b) 125% of the highest annual option award granted to an officer of the Company.

    On December 14, 2010, the Compensation Committee granted Dr. Vagelos stock options to purchase 312,500 shares of common stock, at an exercise price of $30.63 per share, the fair market value per share of our common stock on the date of grant. In making this award, the Compensation Committee took into consideration the Company’s past compensation practices and Dr. Vagelos’s active involvement in and significant contributions to the Company in 2010. The stock option award granted to Dr. Vagelos vests ratably over four years subject to his continued service and contains change of control provisions identical to the ones described above for stock option grants to non-employee directors made since 2010. Pursuant to the terms of his employment agreement, if Dr. Vagelos dies or is disabled during the term of his employment, all stock options granted to him by the Company will immediately become vested and exercisable.

    The following table and explanatory footnotes provide information with respect to compensation paid to Dr. Vagelos and each non-employee director for their service in 2010 in accordance with the policies, plans, and employment agreement described above:

Director Compensation

					Change in
	Fees				pension value and
	earned		Option	Non-equity	non-qualified
	or paid	Stock	awards	incentive plan	deferred	All other
	in cash	awards	($)	compensation	compensation	compensation	Total
Name	($)	($)	(1)(2)	($)	earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Charles A. Baker	50,000	—	239,237	—	—		289,237
Michael S. Brown	50,000	—	239,237	—	—		289,237
Alfred G. Gilman	50,000	—	239,237	—	—		289,237
Joseph L. Goldstein	50,000	—	239,237	—	—		289,237
Christine A. Poon (4)	8,125	—	385,096	—	—		393,221
Arthur F. Ryan	45,000	—	239,237	—	—		284,237
Eric M. Shooter	45,000	—	239,237	—	—		284,237
George L. Sing	55,000	—	239,237	—	—		294,237
P. Roy Vagelos		—	4,939,641	—	—	100,000(3)	5,039,641
____________________

(1)	The amounts in column (d) reflect the aggregate grant date fair value of option awards during the year ended December 31, 2010 pursuant to the Company’s Amended and Restated 2000 Long-Term Incentive Plan. Assumptions used in the calculation of this amount do not take into account expected forfeitures and are otherwise described in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2011.

(2)	At December 31, 2010, the non-employee directors and Dr. Vagelos had the following stock option awards outstanding: Mr. Baker: 150,000, Dr. Brown: 140,000, Dr. Gilman: 150,000, Dr. Goldstein: 120,000, Ms. Poon: 25,000, Mr. Ryan: 130,000, Dr. Shooter: 82,500, Mr. Sing: 150,000, and Dr. Vagelos: 3,125,000.

(3)	Amount reflects the salary paid pursuant to the terms of our employment agreement with Dr. Vagelos.

(4)	Ms. Poon was elected as a director by the board on November 12, 2010, and received a prorated annual retainer fee and prorated committee fees. On November 12, 2010, Ms. Poon received a grant of stock options to purchase 25,000 shares of common stock at an exercise price of $25.45 per share which equals the fair market value per share of our common stock on the date of grant as determined by the average of the high and low sales prices per share on the NASDAQ Global Select Market.

EXECUTIVE OFFICERS OF THE COMPANY

    All officers of the Company are appointed annually and serve at the pleasure of the board of directors. The names, positions, ages, and background of the Company’s executive officers are set forth below. Except as identified below, there are no family relationships between any of our directors and executive officers. None of the corporations or other organizations referred to below with which an executive officer has previously been employed or otherwise associated is a parent, subsidiary, or affiliate of the Company.

    LEONARD S. SCHLEIFER, M.D., Ph.D., 58, founded the Company in 1988, has been a Director and its President and Chief Executive Officer since its inception, and served as Chairman of the Board from 1990 through 1994. Dr. Schleifer received his M.D. and Ph.D. in Pharmacology from the University of Virginia. Dr. Schleifer is a licensed physician and is certified in Neurology by the American Board of Psychiatry and Neurology.

    GEORGE D. YANCOPOULOS, M.D., Ph.D., 51, has been Executive Vice President, Chief Scientific Officer, and President, Regeneron Research Laboratories since December 2000 and a Director since 2001. Prior to that date, he was Senior Vice President, Research, a position he held since June 1997, and Chief Scientific Officer, a position he held since January 1998. Dr. Yancopoulos was Vice President, Discovery from January 1992 until June 1997, Head of Discovery from January 1991 to January 1992, and Senior Staff Scientist from March 1989 to January 1991. He received his Ph.D. in Biochemistry and Molecular Biophysics and his M.D. from Columbia University. Dr. Yancopoulos is a member of the National Academy of Sciences.

    MICHAEL ABERMAN, M.D., 40, has been Vice President, Strategy and Investor Relations, since March 2010. Prior to joining the Company, he spent six years as a Wall Street analyst covering the biotechnology industry. From March 2006 until joining the Company, he was Director and Senior Biotechnology Analyst at Credit Suisse. Prior to that, from March 2004 until March 2006, he worked as a Biotechnology Analyst at Morgan Stanley, Inc. From February 2002 through March 2004, Dr. Aberman was Director of Business Development at Antigenics Inc., an oncology-focused biotechnology company. Dr. Aberman received his M.D. with honors from the University of Toronto and his M.B.A. from the Wharton School of the University of Pennsylvania.

    MURRAY A. GOLDBERG, 66, has been Senior Vice President, Finance and Administration, Chief Financial Officer, Treasurer, and Assistant Secretary since December 2000. Prior to that date, he was Vice President, Finance and Administration, Chief Financial Officer, and Treasurer, positions he held since March 1995, and Assistant Secretary, a position he held since January 2000. Prior to joining the Company, Mr. Goldberg was Vice President, Finance, Treasurer, and Chief Financial Officer of PharmaGenics, Inc., a biotechnology company, from February 1991 and a Director of that company from May 1991. From 1987 to 1990, Mr. Goldberg was Managing Director, Structured Finance Group at the Chase Manhattan Bank, N.A. and from 1973 to 1987 he served in various managerial positions in finance and corporate development at American Cyanamid Company, a diversified industrial company. Mr. Goldberg received his M.B.A. from the University of Chicago and a M.Sc. in Economics from the London School of Economics.

    DOUGLAS S. McCORKLE, 54, has been Vice President, Controller and Assistant Treasurer since 2007. Prior to that date, he served as Controller and Assistant Treasurer since 1998. Prior to joining the Company, Mr. McCorkle was Controller of Intergen Company, a manufacturer of biopharmaceutical products, a position he held since 1997. From 1990 to 1996, Mr. McCorkle was employed with Coopers & Lybrand L.L.P., where he specialized in biotechnology clients and served in various positions including Audit Manager from 1995 to 1996. Mr. McCorkle is a Certified Public Accountant in the State of New York.

    PETER POWCHIK, M.D., 54, has been Senior Vice President, Clinical Development since joining the Company in October 2006. Prior to joining the Company, Dr. Powchik was employed at several pharmaceutical companies, serving as Senior Vice President and Chief Medical Officer of Chugai Pharma USA, a position he held from May 2005 until October 2006. From April 2001 until May 2005, he held various senior clinical development positions at Novartis Pharmaceuticals Corporation, most recently as Vice President, US Clinical Development and Medical Affairs. Dr. Powchik held various clinical development positions with Sepracor Inc. and Pfizer Inc. from October 1996 to April 2001. Dr. Powchik received his M.D. from New York University School of Medicine.

    WILLIAM G. ROBERTS, M.D., 53, has been Vice President, Regulatory Development and Medical Safety since June 2007. Prior to that date, he served as Vice President, Regulatory Development, a position he held since May 1999. From 1993 until joining the Company, Dr. Roberts was employed by Merck & Co., Inc., a global pharmaceutical company, as an Associate Director, Gastroenterology Clinical Research and, subsequently, Director, Regulatory Affairs. He received his M.D. from the Columbia University College of Physicians & Surgeons. Dr. Roberts is a son-in-law of our Chairman, Dr. Vagelos.

    NEIL STAHL, Ph.D., 54, has been Senior Vice President, Research and Development Sciences since January 2007. Prior to that date, he served as Senior Vice President, Preclinical Development and Biomolecular Sciences, a position he held since December 2000. Prior to that date, he was Vice President, Preclinical Development and Biomolecular Sciences, a position he held since January 2000. He joined the Company in 1991. Before becoming Vice President, Biomolecular Sciences in July 1997, Dr. Stahl was Director, Cytokines and Signal Transduction. Dr. Stahl received his Ph.D. in Biochemistry from Brandeis University.

    ROBERT J. TERIFAY, 51, has been Senior Vice President, Commercial since joining the Company in February 2007. Prior to joining the Company, Mr. Terifay was employed at several biopharmaceutical companies. From January to October 2006, Mr. Terifay served as President and Chief Operating Officer of Arginox Pharmaceuticals. Prior to his employment at Arginox, Mr. Terifay was Senior Vice President, Business Operations at Synta Pharmaceuticals from March to December 2005. From February 2002 until March 2005, he held various senior commercial and marketing positions at Millennium Pharmaceuticals, Inc., most recently as Senior Vice President, Oncology Commercial. Mr. Terifay was Vice President Marketing at Cor Therapeutics, Inc. from 1996 until its acquisition by Millennium Pharmaceuticals, Inc. in February 2002. Mr. Terifay was Executive Vice President of Strategic Services at Saatchi & Saatchi, an advertising firm, from 1993 to 1996. From 1985 to 1993, he held various commercial and marketing positions at G.D. Searle & Company. Mr. Terifay received his Master of Management degree in Marketing and Health Service Management from the J.L. Kellogg Graduate School of Management, Northwestern University.

    DANIEL P. VAN PLEW, 38, has been Senior Vice President and General Manager, Industrial Operations and Product Supply since April 2008. Prior to that date, he served as Vice President and General Manager, Industrial Operations and Product Supply since joining the Company in July 2007. From 2006 until July 2007, Mr. Van Plew served as Executive Vice President, R&D and Technical Operations of Crucell Holland B.V., a global biopharmaceutical company. Between 2004 and 2006, Mr. Van Plew held positions of increasing responsibility at Chiron Biopharmaceuticals, part of Chiron Corporation, a biotechnology company, most recently as Senior Director, Vacaville Operations. From 1998 until 2004, Mr. Van Plew held various managerial positions in the health and life sciences practice at Accenture, Ltd., a management consulting business. Mr. Van Plew received his M.S. in Chemistry from The Pennsylvania State University and his M.B.A. from Michigan State University.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth, as of April 13, 2011, the number of shares of the Company’s Class A stock and common stock beneficially owned by each of the Company’s directors, each of the Named Officers referred to below under “Executive Compensation,” and all directors and executive officers as a group, based upon information obtained from such persons, and the percentage that such shares represent of the number of shares of outstanding common stock and Class A stock, respectively.

    The Class A stock is convertible on a share-for-share basis into common stock. The Class A stock is entitled to ten votes per share and the common stock is entitled to one vote per share. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as otherwise indicated in the footnotes below, we believe, based on the information furnished or otherwise available to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Class A stock and common stock shown as beneficially owned by them, subject to applicable community property laws. We have based our calculation of percentage of shares of a class beneficially owned on 2,151,854 shares of Class A stock and 88,739,294 shares of common stock outstanding as of April 13, 2011, except that for each person listed who beneficially owns Class A stock (and for directors and executive officers as a group), the number of shares of common stock beneficially owned by that person (and by directors and executive officers as a group) and the percentage ownership of common stock of such person assume the conversion on April 13, 2011 of all shares of Class A stock listed as beneficially owned by such person (or persons in the case of directors and executive officers as a group) into common stock and also that no other shares of Class A stock beneficially owned by others are so converted.

    In computing the number of shares of common stock beneficially owned by a person (and by directors and executive officers as a group) and the percentage ownership of common stock of such person (and by directors and executive officers as a group), shares of common stock subject to options held by that person (and by directors and executive officers as a group) that are currently exercisable or exercisable within sixty days after April 13, 2011 are deemed to be outstanding. Such shares are not deemed to be outstanding, however, for the purpose of computing the percentage ownership of common stock of any other person.

Management and Directors Security Ownership Table as of April 13, 2011

	Shares of Class A Stock			Shares of Common Stock
	Beneficially Owned (1)			Beneficially Owned (1)
			Percent			Percent
Name of Beneficial Owner	Number		of Class	Number (2)		of Class
Leonard S. Schleifer M.D., Ph.D.	1,740,065	(3)	80.9%	3,674,785	(8)	4.0%
P. Roy Vagelos, M.D.	0		*	3,624,077	(9)	4.0%
Charles A. Baker	62,384	(4)	2.9%	187,974	(10)	*
Michael S. Brown, M.D.	8,387	(5)	*	132,749	(12)	*
Alfred G. Gilman, M.D., Ph.D.	68,237		3.2%	170,112	(19)	*
Joseph L. Goldstein, M.D.	49,000		2.3%	109,000	(13)	*
Christine A. Poon	0		*	0		*
Arthur F. Ryan	0		*	125,000	(14)	*
Eric M. Shooter, Ph.D.	76,911	(6)	3.6%	91,911	(11)	*
George L. Sing	0		*	257,772	(20)	*
George D. Yancopoulos, M.D., Ph.D.	42,750	(7)	2.0%	2,142,845	(15)	2.4%
Murray A. Goldberg	0		*	379,086	(16)	*
Neil Stahl, Ph.D.	0		*	368,185	(17)	*
Daniel P. Van Plew	0		*	67,411	(18)	*
All Directors and Executive Officers as a
Group (19 persons)	2,047,734		95.2%	11,838,760	(21)	12.1%

____________________

*	Represents less than 1%

(1)	The inclusion herein of any Class A stock or common stock, as the case may be, deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

(2)	For each person listed who beneficially owns Class A stock (and for directors and executive officers as a group), the number of shares of common stock listed includes the number of shares of Class A stock listed as beneficially owned by such person (or persons in the case of directors and executive officers as a group).

(3)	Includes 29,275 shares of Class A stock held in trust for the benefit of Dr. Schleifer’s son, of which Dr. Schleifer is a trustee.

(4)	All shares of Class A stock are held by a limited partnership, of which Mr. Baker is a general partner.

(5)	Includes 2,700 shares of Class A stock held in trust for the benefit of Dr. Brown’s daughter, of which Dr. Brown is a trustee.

(6)	All shares of Class A stock are held in trust for the benefit of Dr. Shooter’s child (the Shooter Family Trust), of which Dr. Shooter is a trustee.

(7)	Includes 19,383 shares of Class A stock held in trust for the benefit of Dr. Yancopoulos’s children (of which Dr. Yancopoulos is a trustee) and excludes 205 shares of Class A stock held by Dr. Yancopoulos’s wife. Dr. Yancopoulos disclaims beneficial ownership of the shares of Class A stock held by his wife.

(8)	Includes 1,749,639 shares of common stock purchasable upon the exercise of options granted pursuant to the Amended and Restated 2000 Long-Term Incentive Plan which are exercisable or become so within sixty days after April 13, 2011, and 5,416 shares of common stock held in an account under the Company’s 401(k) Savings Plan. Includes 100,000 shares of common stock held in a grantor retained annuity trust for the benefit of Dr. Schleifer’s son of which Dr. Schleifer is the trustee. Includes 900 shares of common stock held in another trust for the benefit of Dr. Schleifer’s son, of which Dr. Schleifer is a trustee.

(9)
Includes 2,343,750 shares of common stock purchasable upon exercise of options granted pursuant to the Amended and Restated 2000 Long-Term Incentive Plan which are exercisable or become so within sixty days after April 13, 2011 and 2,271 shares of common stock held in an account under the Company’s 401(k) Savings Plan. Includes 183,808 shares of common stock held in a charitable lead annuity trust, and 125,000 shares of common stock held in a separate grantor retained annuity trust, of which Dr. Vagelos is the trustee. Includes 235,000 shares of common stock held in a trust for the benefit of his grandchildren, of which his wife is the trustee. Includes 1,203 shares of common stock held in trust for the benefit of Dr. Vagelos’ grandchildren, of which Dr. Vagelos and his wife are the trustees. Includes 203,199 shares of common stock held by the Marianthi Foundation, and 420,537 shares of common stock held by the Pindaros Foundation, both charitable foundations, of which Dr. Vagelos is a director and an officer. Dr. Vagelos disclaims beneficial ownership of the shares held by these charitable foundations.

(10)	Includes 120,000 shares of common stock purchasable upon exercise of options granted pursuant to the Amended and Restated 2000 Long-Term Incentive Plan which are exercisable or become so within sixty days after April 13, 2011.

(11)	Includes 10,000 shares of common stock purchasable upon exercise of options granted pursuant to the Amended and Restated 2000 Long-Term Incentive Plan which are exercisable or become so within sixty days after April 13, 2011.

(12)	Includes 90,000 shares of common stock purchasable upon exercise of options granted pursuant to the Amended and Restated 2000 Long-Term Incentive Plan which are exercisable or become so within sixty days after April 13, 2011. Includes 14,700 shares of common stock held by two adult children in accounts over which Dr. Brown shares dispositive power. Dr. Brown disclaims beneficial ownership of such shares held by his children.

(13)	Includes 60,000 shares of common stock purchasable upon exercise of options granted pursuant to the Amended and Restated 2000 Long-Term Incentive Plan which are exercisable or become so within sixty days after April 13, 2011.

(14)	Includes 115,000 shares of common stock purchasable upon exercise of options granted pursuant to the Amended and Restated 2000 Long-Term Incentive Plan which are exercisable or become so within sixty days after April 13, 2011.

(15)	Includes 1,225,000 shares of common stock purchasable upon exercise of options granted pursuant to the Amended and Restated 2000 Long-Term Incentive Plan which are exercisable or become so within sixty days after April 13, 2011, 500,000 shares of restricted stock granted on December 17, 2007, all of which vest on December 17, 2012, 250,000 shares of restricted stock granted on December 14, 2010 which vest in equal annual installments over a three year period, and 5,390 shares of common stock held in an account under the Company’s 401(k) Savings Plan.

(16)	Includes 295,936 shares of common stock purchasable upon exercise of options granted pursuant to the Amended and Restated 2000 Long-Term Incentive Plan which are exercisable or become so within sixty days after April 13, 2011, 30,000 shares of restricted stock granted on December 14, 2010 which vest in equal annual installments over a three year period, and 5,416 shares of common stock held in an account under the Company’s 401(k) Savings Plan.

(17)	Includes 312,500 shares of common stock purchasable upon exercise of options granted pursuant to the Amended and Restated 2000 Long-Term Incentive Plan which are exercisable or become so within sixty days after April 13, 2011, 50,000 shares of restricted stock granted on December 14, 2010 which vest in equal annual installments over a three year period, and 5,335 shares of common stock held in an account under the Company’s 401(k) Savings Plan.

(18)	Includes 66,250 shares of common stock purchasable upon exercise of options granted pursuant to the Amended and Restated 2000 Long-Term Incentive Plan which are exercisable or become so within sixty days after April 13, 2011, and 1,161 shares of common stock held in an account under the Company’s 401(k) Savings Plan.

(19)
Includes 90,000 shares of common stock purchasable upon exercise of options granted pursuant to the Amended and Restated 2000 Long-Term Incentive Plan which are exercisable or become so within sixty days after April 13, 2011.

(20)
Includes 120,000 shares of common stock purchasable upon exercise of options granted pursuant to the Amended and Restated 2000 Long-Term Incentive Plan which are exercisable or become so within sixty days after April 13, 2011. Includes 5,000 shares of common stock held by Mr. Sing’s spouse as custodian for the benefit of their son.

(21)	Includes 6,999,200 shares of common stock purchasable upon exercise of options granted pursuant to the Amended and Restated 2000 Long-Term Incentive Plan which are exercisable or become so within sixty days after April 13, 2011, and 36,214 shares of common stock held in an account under the Company’s 401(k) Savings Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely upon a review of reports filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company is not aware of any director, executive officer, or beneficial owner of more than 10% of our common stock who has not filed on a timely basis any report required by such Section 16(a) to be filed during or in respect of our fiscal year ended December 31, 2010, with the exception of the following: (i) a single stock option grant made on December 14, 2010 to each of our ten executive officers and Dr. Vagelos was reported for each such person on a Form 4 filed on December 20, 2010, (ii) a single restricted stock award grant made on December 14, 2010 to each of Mr. Goldberg, Dr. Stahl, and Dr. Yancopoulos was reported for each such person on a Form 4/A filed on December 21, 2010, and (iii) a gift of 607 shares of common stock made by George Yancopoulos on May 19, 2006 to a charitable organization that was recently discovered to have not been previously reported.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval, or Ratification of Transactions with Related Persons

    The board of directors has adopted a written policy for the review, approval, or ratification of related person transactions. The Company considers transactions (or a series of related transactions) in which the Company is a participant, the amount involved exceeds $10,000, and a director, officer, or more than 5% holder of our voting securities has a direct or indirect interest as related person transactions.

    The board of directors determined that the members of the Audit Committee are best suited to review and approve related person transactions. Accordingly, each related person transaction must be reviewed and approved or ratified by the members of the Audit Committee, other than any member of the Audit Committee that has an interest in the transaction. Under the policy, the Chairman of the Audit Committee is delegated the authority to approve certain related person transactions that require urgent review and approval.

    When reviewing, approving, or ratifying a related person transaction, the Audit Committee will consider several factors, including the benefits to the Company, the impact of a director’s independence in the event that a director or his/her immediate family is involved in the transaction, the terms of the transaction, and the terms available to unrelated third parties or to employees in general, if applicable. Related person transactions are approved only if the Audit Committee (or the Chairman of the Audit Committee pursuant to delegated authority in the circumstances noted above) determines that they are in, or are not inconsistent with, the best interests of the Company and our shareholders.

Transactions with Related Persons

    In 2010, sanofi-aventis funded $137.7 million of our antibody discovery expenses under the Amended and Restated Discovery and Preclinical Development Agreement, and $138.3 million of our development costs under the Amended and Restated License and Collaboration Agreement, each executed in November 2009. In addition, pursuant to the amended discovery agreement, in 2010 we received from sanofi-aventis $21.6 million, with an additional $1.8 million due from sanofi-aventis being included in our accounts receivable as of December 31, 2010, in reimbursement of costs incurred by us to expand our manufacturing capacity at our Rensselaer, New York facilities. A more complete description of our antibody collaboration with sanofi-aventis is set forth in Item 7 of our 2010 Annual Report, under the heading “Liquidity and Capital Resources—Collaborations with the sanofi-aventis Group—Antibodies.”

    In August 2008, we entered into a separate agreement with sanofi-aventis to use our proprietary VelociGene® technology platform to supply sanofi-aventis with genetically modified mammalian models of gene function and disease. The agreement provides for minimum annual order quantities for the term of the agreement, which extends through December 2012. Pursuant to this agreement, we received payments from sanofi-aventis of $4.2 million in 2010.

    Sanofi-aventis also funded $16.5 million of our aflibercept development costs in 2010 under the terms of a collaboration agreement entered into in September 2003, as amended, relating to our aflibercept product candidate. A description of the aflibercept collaboration agreement is set forth in Item 7 of our 2010 Annual Report, under the heading “Liquidity and Capital Resources—Collaborations with the sanofi-aventis Group—Aflibercept”.

     In October 2008, we entered into an operating sublease with sanofi-aventis U.S. Inc. for approximately 14,100 square feet of office space in Bridgewater, New Jersey. The term of the lease expires in July 2011. In 2010, payments under this sublease totaled $285,692.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Set forth below is the name and address of, and the number of shares of Class A stock and common stock beneficially owned, as of April 13, 2011, by each person or group of persons known by the Company to beneficially own more than 5% of the outstanding shares of common stock or Class A stock. The Class A stock is convertible on a share-for-share basis into common stock. The Class A stock is entitled to ten votes per share and the common stock is entitled to one vote per share. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as otherwise indicated in the footnotes below, we believe, based on information furnished or otherwise available to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Class A stock and common stock shown as beneficially owned by them, subject to applicable community property laws. We have based our calculation of percentage of shares of a class beneficially owned on 2,151,854 shares of Class A stock and 88,739,294 shares of common stock outstanding as of April 13, 2011, except that for the person listed who beneficially owns Class A stock, the number of shares of common stock beneficially owned by that person and the percentage ownership of common stock of such person assume the conversion on April 13, 2011 of all shares of Class A stock listed as beneficially owned by such person into common stock and also that no other shares of Class A stock beneficially owned by others are so converted.

    In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of common stock of such person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within sixty days after April 13, 2011 are deemed to be outstanding.

	Shares of			Shares of
	Class A Stock			Common Stock
	Beneficially Owned (1)			Beneficially Owned (1)
			Percent of			Percent of
Name and Address of Beneficial Owner	Number		Class	Number		Class
Leonard S. Schleifer, M.D., Ph.D.	1,740,065	(2)	80.9%	3,674,785	(3)(4)	4.0%
777 Old Saw Mill River Road
Tarrytown, New York 10591
Sanofi-aventis (5)	—		—	15,816,953		17.8%
174, avenue de France
75013 Paris
France
FMR LLC (6)	—		—	9,577,576		10.8%
82 Devonshire Street
Boston, Massachusetts 02109
Wellington Management Company, LLP (7)	—		—	8,712,961		9.8%
280 Congress Street
Boston, Massachusetts 02210
T. Rowe Price Associates, Inc. (8)	—		—	8,377,440		9.4%
100 E. Pratt Street
Baltimore, Maryland 21202
BlackRock, Inc. (9)	—		—	4,538,401		5.1%
40 East 52nd Street
New York, New York 10022
____________________

(1)	The inclusion herein of any Class A stock or common stock, as the case may be, deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. To our knowledge, except as set forth in these footnotes, the persons named in the table have sole voting and investment power with respect to all shares of common stock and Class A stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)	Includes 29,275 shares of Class A stock held in trust for the benefit of Dr. Schleifer’s son, of which Dr. Schleifer is a trustee.

(3)	For Dr. Schleifer, the number of shares of common stock includes the number of shares of Class A stock listed as beneficially owned by him.

(4)	Includes 1,749,639 shares of common stock purchasable upon exercise of options granted pursuant to the Amended and Restated 2000 Long-Term Incentive Plan which are exercisable or become so within sixty days after April 13, 2011 and 5,416 shares of common stock held in an account under the Company’s 401(k) Savings Plan. Includes 100,000 shares of common stock held in a grantor retained annuity trust for the benefit of Dr. Schleifer’s son of which Dr. Schleifer is the trustee. Includes 900 shares of common stock held in another trust for the benefit of Dr. Schleifer’s son, of which Dr. Schleifer is a trustee.

(5)	These figures are based on a Form 4 filed by sanofi-aventis and certain related entities with the SEC on October 14, 2010. According to this Form 4, 13,017,401 shares are held directly by sanofi-aventis Amerique du Nord and 2,799,552 of the shares are held directly by Aventis Pharmaceuticals Inc. Sanofi-aventis Amerique du Nord is indirectly wholly owned by sanofi-aventis. Aventis Pharmaceuticals Inc., an indirectly wholly owned subsidiary of sanofi-aventis, is controlled by sanofi-aventis Amerique du Nord. Pursuant to an Investor Agreement, dated as of December 20, 2007, by and among sanofi-aventis, sanofi-aventis Amerique du Nord, sanofi-aventis US LLC, Aventis Pharmaceuticals Inc., and the Company, and amended as of November 10, 2009, sanofi-aventis Amerique du Nord and Aventis Pharmaceuticals Inc. have agreed to vote their respective shares of Company common stock, subject to specified exceptions, either (a) in accordance with the recommendation of the Company’s Board of Directors or (b) in the same proportion as the votes cast by all other holders of all classes of voting securities of the Company. Accordingly, the group formed as a result of such shareholders entering into the Investor Agreement is deemed to have acquired beneficial ownership of such securities.

(6)	Based on an amendment to a Schedule 13G filed by FMR LLC with the SEC on February 14, 2011. According to this amended Schedule 13G, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and a registered investment adviser, beneficially owns 9,577,576 shares of common stock in its capacity as investment adviser to various investment companies. The ownership of one investment company, Fidelity Growth Company Fund, amounted to 8,543,128 shares of common stock. FMR LLC, through its control of Fidelity, and Edward C. Johnson 3d, Chairman of FMR LLC, each has sole power to dispose of all the shares reported as beneficially owned. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares, which voting power is exercised by Fidelity under written guidelines established by the Boards of Trustees of its individual funds.

(7)	Based on an amendment to a Schedule 13G filed by Wellington Management Company, LLP (“Wellington”) on February 14, 2011. According to this amended Schedule 13G, Wellington may, in its capacity as investment adviser, be deemed to beneficially own 8,712,961 shares held of record by its clients, and has shared power to vote or to direct the vote of 6,255,266 shares and shared power to dispose or to direct the disposition of 8,712,961 shares.

(8)	Based on an amendment to a Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) on January 11, 2011. According to this amended Schedule 13G, Price Associates has sole power to vote 1,663,990 of the shares reported as beneficially owned and sole power to dispose of all shares reported as beneficially owned. According to information provided by Price Associates to the Company, these securities are owned by various individual and institutional investors for which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(9)	Based on an amendment to Schedule 13G filed by BlackRock, Inc. on February 8, 2011. According to this amended Schedule 13G, BlackRock, Inc. has sole voting and dispositive power as to all the shares reported as beneficially owned.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

    The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. PricewaterhouseCoopers LLP (or its predecessor) has audited the Company’s financial statements for the past twenty-two years.

    The board of directors has directed that the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011 be submitted for ratification by the shareholders at the Annual Meeting. Shareholder ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011 is not required by the Company’s By-Laws or otherwise, but is being pursued as a matter of good corporate practice. If shareholders do not ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011, the board of directors will consider the matter at its next meeting.

    PricewaterhouseCoopers LLP has advised the Company that it will have in attendance at the Annual Meeting a representative who will be afforded an opportunity to make a statement, if such representative desires to do so, and will respond to appropriate questions presented at the Annual Meeting.

Information about Fees Paid to Independent Registered Public Accounting Firm

     Aggregate fees incurred related to services provided to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2010 and 2009 were:

	2010	2009
Audit Fees	$888,215	$819,790
All Other Fees	1,500	1,500
Total Fees	$889,715	$821,290

     Audit Fees Audit fees in 2010 and 2009 were primarily for professional services rendered for the audit of the Company’s financial statements for the fiscal year, including attestation services required under Section 404 of the Sarbanes-Oxley Act of 2002, technical accounting consultations related to the annual audit, reviews of the Company’s quarterly financial statements included in its Form 10-Q filings, and annual compliance audits of the Company’s grant from the National Institutes of Health. In addition, audit fees in 2010 included professional services rendered in connection with an underwritten public offering of the Company’s common stock.

     All Other Fees All other fees in 2010 and 2009 were for an annual subscription to a technical accounting database.

     The Audit Committee has adopted a policy regarding the pre-approval of audit and permitted non-audit services to be performed by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit Committee will, on an annual basis, consider and, if appropriate, approve the provision of audit and non-audit services by PricewaterhouseCoopers LLP. In 2010 and 2009, the Audit Committee pre-approved a general provision of $50,000 for certain types of accounting advisory services; however, no one engagement under the general provision could have an expected cost greater than $25,000. Management is responsible for notifying the Audit Committee of the status of accounting advisory service engagements at regularly scheduled Audit Committee meetings and, if the Audit Committee so determines, the general provision is replenished to $50,000. For any accounting advisory engagement expected to cost greater than $25,000, and for any other permissible consulting engagement, management is required to request specific pre-approval from the Audit Committee, or from the Chairman of the Audit Committee to whom the Audit Committee has delegated authority to approve such services, provided the Chairman reports any such approvals to the Audit Committee at its next scheduled meeting. The Audit Committee did not utilize the de minimis exception to the pre-approval requirements to approve any services provided by PricewaterhouseCoopers LLP during fiscal 2010 and 2009.

The Board of Directors Unanimously Recommends a Vote FOR Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2011.

AUDIT COMMITTEE REPORT

     We have reviewed the audited financial statements of the Company for the year ended December 31, 2010, which are included in the Company’s Annual Report on Form 10-K and met with both management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, to discuss those financial statements. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1., AU§ 380) as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee also discussed with the independent registered public accounting firm their independence relative to the Company and received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence).

     Based on the foregoing discussions and review, the Audit Committee recommended to the board of directors that the audited financial statements of the Company for the year ended December 31, 2010 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

     We have appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. This appointment was based on a variety of factors, including PricewaterhouseCoopers LLP’s competence in the fields of accounting and auditing.

The Audit Committee

George L. Sing, Chairman
Charles A. Baker
Arthur F. Ryan

PROPOSAL NO. 3: APPROVAL OF SECOND AMENDED AND RESTATED 2000 LONG-TERM
INCENTIVE PLAN

     On June 13, 2008, the Company’s shareholders adopted and approved the Company’s Amended and Restated 2000 Long-Term Incentive Plan (the “2000 Plan”). On April 1, 2011, the Board, upon the recommendation of the Compensation Committee and subject to shareholder approval, adopted the Second Amended and Restated 2000 Plan in the form attached to this proxy statement as Appendix A, which:
  increases the number of shares of common stock available for issuance under the plan by 12 million; and

  extends the term of the 2000 Plan so that it is scheduled to expire on December 31, 2016.
     The purposes of the amendments reflected in the Second Amended and Restated 2000 Plan are to (1) replenish the number of shares of common stock available for grant as incentive awards to enable us to meet our objective of attracting, motivating, and retaining high-quality talent and (2) extend the time period during which we may use the 2000 Plan to accomplish these objectives. Key factors considered by the Compensation Committee and the board of directors in recommending and adopting the proposed amendments included, among others:
  The proposed increase in the number of shares of common stock available for issuance under the 2000 Plan is necessary to allow the Company to continue its equity compensation program for approximately the next three years at levels generally and materially consistent with its historical practices.

  Annual equity grants are a key feature of our compensation program, and all employees of the Company are eligible to be considered for annual awards.  Since the number of employees eligible to receive awards has nearly doubled in the three years since the 2000 Plan was last amended (which growth is expected to continue), the number of shares required to continue our historical practice of annual equity grants has increased commensurately.

  As noted in the Compensation Discussion and Analysis (beginning at page 33), equity grants are an important aspect of our recruiting strategy. We offer stock option awards to all new hires and have found that attractive and competitive initial equity awards are often an important inducement for the high-performing, entrepreneurial individuals who we believe are key to the Company’s success. The Company expects to continue to expand its workforce in support of its commercialization efforts and anticipates hiring between 500 and 600 new employees during 2011. As we recruit to fill these new positions, the amount of shares required for initial awards to new hires, consistent with our historical practices, increases.

  In June 2008, when our shareholders approved an increase of 10,000,000 in the number of shares available for issuance under the 2000 Plan, the Company indicated that it expected such increase would satisfy its compensation and recruiting needs until approximately June 30, 2011, which it has.

  The proposed increase in the number of shares of common stock available for issuance under the 2000 Plan, as a percentage of the shares of common stock currently outstanding (13.5%), is comparable to the increase effected by the amendment to the 2000 Plan approved by shareholders in 2008 (13.0%).

  The belief of the Compensation Committee and the board of directors that our equity compensation program, as historically conducted, has proven highly successful in fostering an entrepreneurial environment and an ownership culture in which the interests of employees are aligned with the interests of our shareholders and which enables employees to see a direct correlation between their contribution and the success the Company, and that this environment and culture, and alignment of interests, have been key drivers in the substantial increase in shareholder value over the past three years.
     Approval of the Second Amended and Restated 2000 Plan will also constitute re-approval for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), of the performance goals in the Second Amended and Restated 2000 Plan, the attainment of which may be made a condition to the vesting of awards made under the plan.

The Board of Directors Unanimously Recommends a Vote FOR Approval of the Second Amended and Restated 2000 Plan, Which Shall Also Constitute Re-Approval for Purposes of Section 162(m) of the Code of the Performance Goals in the plan that may apply to awards thereunder.

Second Amended and Restated 2000 Plan Submitted for Shareholder Approval

     Addition of Shares. As of April 1, 2011, the date the board of directors adopted, subject to shareholder approval, the Second Amended and Restated 2000 Plan, there were 1,059,196 shares of common stock available for issuance under the 2000 Plan. Based on management’s projections, which are based on past practices and an anticipated significant increase in headcount over the next several years as we continue to grow and build a sales and marketing operation in preparation for the potential commercial launch of multiple pharmaceutical products, the Compensation Committee has determined that those shares, along with the proposed increase of 12 million shares pursuant to the Second Amended and Restated 2000 Plan being submitted for shareholder approval, should satisfy the Company’s equity compensation needs for approximately the next three years (until approximately June 30, 2014). If the Second Amended and Restated 2000 Plan is not approved by shareholders, to achieve our equity compensation objectives we will only be able to utilize the remaining 1,059,196 shares of common stock (as of April 1, 2011) available under the 2000 Plan, and shares of common stock underlying or issued pursuant to previously granted equity awards that again become available under the 2000 Plan upon the expiration, forfeiture, surrender, exchange, cancellation, or termination of such previously granted awards, in whole or in part, for any reason, including such a surrender of such shares to pay the applicable exercise price or satisfy withholding tax obligations in connection with the grant, exercise, or vesting of all or part of an award. Especially in light of our anticipated substantial growth in headcount in the near term, we believe such a relatively small share pool would be insufficient to satisfy our recruiting and compensation needs for 2011 and beyond.

     Extension of Plan Term. The term of the 2000 Plan is currently scheduled to expire on December 31, 2013, following which, absent shareholder approval of the Second Amended and Restated 2000 Plan, the 2000 Plan will no longer be available for us to accomplish our compensation objectives. Based on management’s projections, the Compensation Committee has determined that the proposed increase in shares available for issuance under the 2000 Plan should satisfy our recruiting and compensation needs for approximately the next three years. This determination supported the recommendation of the Compensation Committee and the decision of the board to amend the 2000 Plan to extend its term through December 31, 2016.

Re-Approval of Performance Goals

     Section 162(m) of the Code generally disallows deductions for publicly-held corporations with respect to compensation in excess of $1 million paid to the chief executive officer and the corporation’s other named executive officers (other than the chief financial officer). However, compensation payable solely on account of attainment of one of more performance goals is not subject to the deduction limitation if, among other things, the material terms of the performance goals under which the compensation is to be paid are disclosed to and approved by the shareholders of the corporation. This is known as the performance-based compensation exception to Section 162(m). Awards under the Second Amended and Restated 2000 Plan may be made subject to the attainment of performance goals in order to qualify for this performance-based compensation exception. Under the Second Amended and Restated 2000 Plan, the performance goals which can be applied to awards are: (1) return on total shareholder equity; (2) earnings per share of common stock; (3) net income (before or after taxes); (4) earnings before interest, taxes, depreciation, and amortization; (5) revenues; (6) return on assets; (7) market share; (8) cost reduction goals; (9) any combination of, or a specified increase in, any of the foregoing; (10) the achievement of certain target levels of discovery and/or development of products, including without limitation, the regulatory progress and approval of new products; (11) the achievement of certain target levels of sales of new products or licensing in or out of new drugs; (12) the achievement of certain research and development objectives; (13) the formation of joint ventures, research or development collaborations, or the completion of other corporate transactions; and (14) such other criteria as the shareholders of the Company may approve. In addition, such performance goals may be based upon the attainment of specified levels of Company performance under one or more measures described above relative to the performance of other corporations. To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for shareholder approval), the Compensation Committee may designate additional business criteria on which the performance goals may be based or adjust, modify, or amend the aforementioned business criteria. The shareholders of the Company are being asked to re-approve, and approval of the Second Amended and Restated 2000 Plan will constitute such re-approval of, these goals so that the Company will continue to have the ability to make awards under the plan subject to the attainment of performance goals and so be eligible to qualify as performance-based compensation not subject to the $1 million limit on deductible compensation that might otherwise be imposed pursuant to Section 162(m) of the Code. Whether or not the Second Amended and Restated 2000 Plan is approved, the Company may choose to grant compensation that does not qualify as performance-based compensation for purposes of Section 162(m) of the Code.

Description of Material Terms of the Second Amended and Restated 2000 Plan

     The following description of the material terms of the Second Amended and Restated 2000 Plan is qualified in its entirety by the terms of the amended and restated plan document, which is attached hereto as Appendix A.

     The 2000 Plan is, and the Second Amended and Restated 2000 Plan will be, administered by the Compensation Committee of the board. Each member of the Compensation Committee is a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended) and an “outside director” (within the meaning of Section 162(m) of the Code). The Second Amended and Restated 2000 Plan may be amended by the board, subject to shareholder approval where necessary, to satisfy certain regulatory requirements. The Second Amended and Restated 2000 Plan will terminate not later than the close of business on December 31, 2016. However, awards granted before such termination may extend beyond that date in accordance with their terms.

     As of April 1, 2011, the date the board of directors adopted, subject to shareholder approval, the Second Amended and Restated 2000 Plan, 1,059,196 shares remained available for issuance under the 2000 Plan. If the proposed Second Amended and Restated 2000 Plan is approved by shareholders, an additional 12 million shares of common stock will be reserved and available for issuance under the plan. Also, shares of common stock underlying or issued pursuant to previously granted or future awards that expire or are cancelled, surrendered, exchanged, forfeited, or terminated, in whole or in part, for any reason, including such shares surrendered to pay the exercise price of an award or to satisfy tax withholding obligations in connection with the grant, exercise, or vesting of all or part of an award, will become available again for issuance under the Second Amended and Restated 2000 Plan. All of the shares reserved and available for issuance under the Second Amended and Restated 2000 Plan and the awards made thereunder will generally be subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, recapitalization, stock split, subdivision, reorganization, merger, consolidation, combination, repurchase, or share exchange, or other similar corporate transaction or event.

     Awards under the Second Amended and Restated 2000 Plan may be made to employees of the Company, including officers of the Company whether or not they are directors, and to non-employee directors and consultants. Non-employee directors receive the annual grants described under “Non-employee Director Awards” below. As of April 13, 2011, we had 1,447 employees and eight non-employee directors eligible to receive awards under the Second Amended and Restated 2000 Plan.

     There are generally four types of awards that may be granted under the Second Amended and Restated 2000 Plan: Stock Options (including both incentive stock options (referred to as ISOs) within the meaning of Section 422 of the Internal Revenue Code and nonqualified stock options (referred to as NQSOs), which are options that do not qualify as ISOs), Restricted Stock, Phantom Stock, and Stock Bonus awards. In addition, the Compensation Committee in its discretion may make other awards valued in whole or in part by reference to, or otherwise based on, shares of common stock. The maximum number of shares of common stock that may be the subject of awards to a participant in any year is 1,000,000, except that such number is 1,500,000 with respect to an employee’s initial year of employment with the Company.

     Awards become exercisable or otherwise vest at the times and upon the conditions that the Committee may determine, as reflected in the applicable award agreement. The Compensation Committee has the authority to accelerate the vesting and/or exercisability of any outstanding award at such times and under such circumstances as it, in its sole discretion, deems appropriate (for instance, upon a “Change in Control” of the Company, as defined in the Second Amended and Restated 2000 Plan). Because awards under the Second Amended and Restated 2000 Plan are discretionary (other than annual grants to non-employee directors described under “Non-employee Director Awards” below), it is not possible to determine the size of future awards.

     Stock Options. Options entitle the holder to purchase shares of common stock during a specified period at the purchase price specified by the Compensation Committee (which may not be less than 100% of the fair market value of the common stock on the day the option is granted). Each option granted under the Second Amended and Restated 2000 Plan will be exercisable for a period of 10 years from the date of grant (subject to early termination such as upon a termination of employment), or such lesser period as the Compensation Committee shall determine. Options may be exercised, in whole or in part, by the payment in cash of the full option price of the shares purchased, by tendering shares of common stock with a fair market value equal to the option price of the shares purchased or by other methods in the discretion of the Compensation Committee. The vesting schedule for options granted under the 2000 Plan, and to be granted under the Second Amended and Restated 2000 Plan, is determined by the Compensation Committee. Options that are exercisable as of the date of a participant’s termination of service with the Company may be exercised after such date for the period set forth in the option agreement or as otherwise determined by the Compensation Committee. In the event of the death of a participant, any then unexercisable options held by such participant shall become exercisable by the participant’s heirs or personal representatives. Options held by a participant upon termination from the Company’s service for “Cause” (as defined in the Second Amended and Restated 2000 Plan) shall immediately expire (whether or not then exercisable).

     Restricted Stock. Restricted Stock Awards consist of a grant of shares of restricted common stock. The Compensation Committee may determine the price, if any, to be paid by a participant for each share of Restricted Stock subject to an award. A holder of Restricted Stock may vote, and if the participant remains in the service of the Company throughout the “Restricted Period” as defined in the Second Amended and Restated 2000 Plan, he or she may generally receive all dividends on, all such shares. However, such holder may not transfer such shares during the Restricted Period. If for any reason during the Restricted Period a holder of Restricted Stock ceases to be in the service of the Company, unless otherwise determined by the Compensation Committee, the holder shall be required to forfeit to the Company such Restricted Stock together with any dividends paid thereon. Consistent with Section 162(m) of the Code, the Second Amended and Restated 2000 Plan provides that (i) restrictions on

Restricted Stock may, in the sole discretion of the Compensation Committee, lapse upon the achievement of certain pre-established performance goals based upon the criteria described above, and (ii) the maximum number of such performance-based Restricted Stock awards that may be granted to an employee in any year is 200,000.

     Phantom Stock. A Phantom Stock award is an award of the right to receive common stock or an amount of cash based on the value of the common stock at a future date, subject to such restrictions, if any, as the Compensation Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including without limitation a specified period of employment or the achievement of certain performance goals based on the criteria described above), in such installments, or otherwise, as the Compensation Committee may determine. The grant of a Phantom Stock award settled in cash does not reduce the number of shares of common stock with respect to which awards may be granted under the Second Amended and Restated 2000 Plan.

     Stock Bonus. If the Compensation Committee grants a Stock Bonus award, a certificate for the shares of common stock consisting of such Stock Bonus is issued in the name of the participant to whom such grant was made.

     Non-employee Director Awards. On the first business day after January 1 of each calendar year, each then serving non-employee director of the Company will be granted a NQSO to purchase 15,000 shares of common stock at the fair market value of such shares at the time of grant; such NQSOs shall become exercisable as to 33-1/3% of the shares covered thereby on each of the first, second, and third anniversaries of the date of grant, subject to continued service as a director, and shall expire (if not earlier terminated) on the tenth anniversary of the date of grant. In addition, a non-employee director may receive such other awards as are approved by a majority of the board.

Certain Federal Income Tax Consequences

     Set forth below is a discussion of certain federal income tax consequences with respect to options that may be granted pursuant to the Second Amended and Restated 2000 Plan. The following discussion is a brief summary only, and reference is made to the Internal Revenue Code and the regulations and interpretations issued thereunder for a complete statement of all relevant federal tax consequences. This summary is not intended to be exhaustive and does not describe state, local, or foreign tax consequences of participation in the Second Amended and Restated 2000 Plan.

     Incentive Stock Options. In general, no taxable income is realized by a participant upon the grant of an ISO. If shares of common stock are issued to a participant (“Option Shares”) pursuant to the exercise of an ISO granted under the Second Amended and Restated 2000 Plan and the participant does not dispose of the Option Shares within the two-year period after the date of option grant or within one year after the receipt of such Option Shares by the participant (a ”disqualifying disposition”), then generally (i) the participant will not realize ordinary income upon exercise and (ii) upon sale of such Option Shares, any amount realized in excess of the exercise price paid for the Option Shares will be taxed to such participant as capital gain (or loss). The amount by which the fair market value of the common stock on the exercise date of an ISO exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.” If Option Shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the Option Shares at the time of exercise (or, if less, the amount realized on the disposition of the Option Shares) over the exercise price paid for the Option Shares. Subject to certain exceptions, an ISO generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as an NQSO as discussed below.

     Nonqualified Stock Options. In general, no taxable income is realized by a participant upon the grant of an NQSO. Upon exercise of an NQSO, the participant generally would include in ordinary income at the time of exercise an amount equal to the excess, if any, of the fair market value of the Option Shares at the time of exercise over the exercise price paid for the Option Shares. In the event of a subsequent sale of Option Shares received upon the exercise of an NQSO, any appreciation or depreciation after the date on which taxable income is realized by the participant in respect of the option exercise will be taxed as capital gain in an amount equal to the excess of the sale proceeds for the Option Shares over the participant’s basis in such Option Shares. The participant’s basis in the Option Shares will generally equal the amount paid for the Option Shares plus the amount included in ordinary income by the participant upon exercise of the NQSO.

Interests of Certain Persons in Matters to Be Acted Upon

     Officers of the Company, including the Named Officers (as defined on page 41 hereof), employees, consultants, and non-employee directors of the Company are eligible to receive awards under the 2000 Plan in the discretion of the Compensation Committee. Future grants under the Second Amended and Restated 2000 Plan will be made at the discretion of the Compensation Committee and thus are not determinable. Future automatic grants to non-employee directors will be made at the times and in the amounts described above.

The table below shows, as to the Named Officers and the other individuals and groups indicated, the number of shares of common stock subject to option grants and restricted stock grants under the 2000 Plan since the plan’s inception through April 13, 2011. No other types of awards have been granted under the 2000 Plan.

Name and Position	Number of Shares (1)
Leonard S. Schleifer, M.D., Ph.D.	2,887,500
President and Chief
Executive Officer
George D. Yancopoulos, M.D., Ph.D.	3,549,375
Executive Vice President, Chief
Scientific Officer and President
Regeneron Research Laboratories
Murray A. Goldberg	821,508
Senior Vice President, Finance &
Administration, Chief Financial Officer,
Treasurer, and Assistant Secretary
Neil Stahl, Ph.D.	1,075,736
Senior Vice President, Research
& Development Sciences
Daniel Van Plew	382,500
Senior Vice President and General Manager
Industrial Operations and Product Supply
All Current Executive Officers as a Group (11)	13,370,467
Current Non-Employee Directors as a Group (8)	1,205,000
Alfred G. Gilman, M.D., Ph.D. (nominee for election as Class II Director)	170,000
Joseph L. Goldstein, M.D. (nominee for election as Class II Director)	170,000
Christine A. Poon (nominee for election as Class II Director)	40,000
P. Roy Vagelos, M.D. (nominee for election as Class II Director)	3,375,000
All Employees (other than current Executive Officers) as a Group	15,476,038	(2)
____________________

(1)	These figures include any shares of common stock subject to stock options that have expired but exclude any shares of common stock subject to stock options that were surrendered and exchanged as part of the Company’s stock option exchange program in January 2005.

(2)	This number includes shares of common stock underlying options that were exercised or remain exercisable by former employees.

     On April 13, 2011, the last reported sale price per share of the common stock on the NASDAQ Global Select Market was $44.74.

Equity Compensation Plan Information

     The following table shows information with respect to securities authorized for issuance under the equity compensation plans maintained by the Company as of December 31, 2010.

	(a)	(b)	(c)
Number of securities
	Number of securities		remaining available for
	to be issued	Weighted-average	future issuance under
	upon exercise of	exercise price of	equity compensation
	outstanding options,	outstanding options,	plans (excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))
Equity compensation plans	23,362,248	$19.93	497,916 shares of
approved by security holders (1)	shares of		common stock (3)
common stock
Equity compensation plans not	0	$ 0.00	44,246 shares of
approved by security holders (2)			Class A Stock
Total	23,362,248	$19.93	542,162 shares
	shares of		of common stock
	common stock		and Class A Stock
____________________

(1)	The equity compensation plan approved by security holders is the Amended and Restated 2000 Long-Term Incentive Plan.

(2)	The equity compensation plan not approved by security holders is the Executive Stock Purchase Plan which is described in note 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2010.

(3)	There is no restriction to the number of shares that may be issued under the Amended and Restated 2000 Long-Term Incentive Plan in the form of Restricted Stock.

     The following table provides supplementary information with respect to stock options outstanding as of March 31, 2011. All of the outstanding stock options reflected in the table have an exercise price below the $44.94 per share closing price on March 31, 2011 of the common stock on the NASDAQ Global Select Market. As of March 31, 2011, 1,120,088 shares of common stock were available for future grant under the 2000 Plan. As of that same date, there were outstanding 88,548,041 shares of common stock (including 845,000 shares of unvested restricted stock) and 2,182,036 shares of Class A Stock.

			Weighted
			Average
			Remaining
		Weighted-	Contractual
	Number of	Average	Term
Stock Options	Shares	Exercise Price	(in years)
Granted during the twelve months ended March 31, 2002:
Outstanding & Exercisable	857,500	$28.05	0.72
Granted during the twelve months ended March 31, 2003:
Outstanding & Exercisable	741,548	$19.45	1.72
Granted during the twelve months ended March 31, 2004:
Outstanding & Exercisable	1,274,479	$13.10	2.71
Granted during the twelve months ended March 31, 2005:
Outstanding (1)	1,588,355	$9.22	3.09
Exercisable	1,309,926	$9.37	3.44
Granted during the twelve months ended March 31, 2006:
Outstanding & Exercisable	1,578,139	$11.81	4.71
Granted after March 31, 2006:
Outstanding (2)	15,482,076	$22.63	7.98
Exercisable	5,770,999	$20.13	6.73
Total Options Outstanding at March 31, 2011	21,522,097	$20.39	6.56
Total Options Exercisable at March 31, 2011	11,532,591	$17.54	4.87

____________________

(1)	Includes 278,429 currently unvested performance based vesting options that vest, if at all, only upon the achievement of a specified product revenue threshold.

(2)	Includes 1,821,750 currently unvested performance based vesting options that vest, if at all, three years after the grant date in increasing increments based on the achievement of certain product development performance criteria during that three-year period.

PROPOSAL NO. 4: ADVISORY VOTE ON COMPENSATION OF
NAMED EXECUTIVE OFFICERS

     As required by Section 14A of the Securities Exchange Act, we are seeking shareholder approval on an advisory basis of the compensation of our Named Officers as disclosed in the section of this proxy statement entitled “Executive Compensation.” Specifically, shareholders are being asked to vote on the following advisory resolution:

RESOLVED, that the shareholders of Regeneron Pharmaceuticals, Inc. hereby approve the compensation of the Company’s Named Officers, as disclosed in the Company’s proxy statement relating to the Company’s 2011 Annual Meeting (the “Proxy Statement”) pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the related compensation information contained in the Proxy Statement).

     As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis” beginning at page 33, our executive compensation programs are intended to promote the creation of shareholder value, be competitive with our peer group in attracting and retaining high achieving, entrepreneurial employees, and position the Company for long term success.  By utilizing a mix of fixed and performance based compensation, our executive compensation program is designed to attract, motivate, and retain top talent and, at the same time, link executive compensation to, and reward executives for, the Company’s achievement of significant performance milestones and the creation of long-term shareholder value.  We believe that our executive compensation program fulfills these objectives, and the board urges shareholders to vote to approve the compensation of our Named Officers as disclosed in this proxy statement.

     Shareholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy. When determining the compensation of the Named Officers, as described in that section and elsewhere in this proxy statement, the Compensation Committee considered a variety of factors, including in particular the Company's substantial achievement of its corporate goals for 2010. In determining to recommend that shareholders vote on an advisory basis to approve the compensation of our Named Officers as disclosed in this proxy statement, the board also considered, among other factors, that the Company had substantially achieved its corporate goals for 2010. The Company’s achievements in 2010 included, among others, the following:

  Multiple milestones in the clinical development of VEGF Trap-Eye, including positive results from two Phase 3 trials in wet age-related macular degeneration, positive results from a Phase 2 trial in diabetic macular edema, the completion of enrollment of a Phase 3 trial in central retinal vein occlusion and the initiation of a Phase 3 trial in Asia in choroidal neovascularisation of the retina as a result of pathological myopia.

  The significant advancement of the clinical development of ARCALYST® in the prevention of gout flares associated with the initiation of uric acid lowering drug therapy, including positive results from a Phase 3 trial, the completion of enrollment of a second Phase 3 trial and the completion of enrollment of a large safety study.

  Substantial progress in multiple antibody clinical development programs, including the initiation of Phase 2 trials of REGN88 in rheumatoid arthritis and ankylosing spondylitis, proof-of-concept data from a Phase 1 study of REGN 727 in LDL cholesterol reduction and the initiation of a Phase 2 program in that indication, and the initiation of a Phase 1b program for REGN 668 in atopic dermatitis.

  The filing with the U.S. Food and Drug Administration of three new investigational new drug applications for antibodies discovered pursuant to our global collaboration with sanofi-aventis, bringing to eight the total number of our antibodies in clinical development.

  The funding by sanofi-aventis of $137.7 million of our antibody discovery expenses, and $138.3 of our antibody clinical development costs, under our global antibody collaboration with sanofi-aventis.

  The production of approximately 150 kilograms of biologics, including 12 different molecules, at our manufacturing facility in Rensselaer, New York, which supplied our entire clinical development program, adding over 20,000 liters of additional biologics manufacturing capacity, and the successful completion of three regulatory inspections of our manufacturing facilities.

  Hiring and integrating approximately 400 new employees, increasing our headcount to 1,395 full-time employees as of December 31, 2010.

  The amendment and extension through June 2023 of our non-exclusive license agreement with Astellas Pharma Inc. for use of our VelocImmune® technology, which provides for total license fees of $295 million, including a $165 million up-front payment.

  Successful completion of an underwritten public offering of 6,325,000 shares of the Company’s common stock, raising net proceeds of $174.8 million.
     As an advisory vote, this proposal is non-binding on the Company. However, the board of directors and the Compensation Committee value the opinion of our shareholders and will review and consider the voting results in connection with their ongoing evaluation of the Company’s compensation program.

The Board of Directors Unanimously Recommends a Vote, on an advisory basis, FOR Approval of the Compensation of Our Named Executive Officers as disclosed in this proxy statement.

PROPOSAL NO. 5: ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY
VOTES ON EXECUTIVE COMPENSATION

     Section 14A of the Securities Exchange Act requires that we submit to a vote of our shareholders at least once every six years a non-binding advisory proposal on the frequency of future advisory votes on executive compensation. Shareholders may vote on an advisory basis as to whether future advisory votes on executive compensation should occur every one, two, or three years, or may abstain. The enclosed proxy allows shareholders to vote for one year, two years, or three years for the non-binding advisory proposal for the frequency of future advisory votes on executive compensation, or to abstain.

     The Compensation Committee and the board of directors believe that future advisory votes on executive compensation should occur every three years. A significant component of our executive compensation program links executive officer compensation to the Company’s achievement of various development milestones that the board believes are key to the success of the Company and to the creation of long-term shareholder value. In particular, our annual equity awards to executives include performance-based options, which vest, if at all, at the end of a three year performance measurement period based on the Company’s achievement of these development milestones. Therefore, the board believes shareholders can best judge the effectiveness of our executive compensation program over a three year cycle, and that a one or two year cycle may undermine the long-term focus that is central to our compensation philosophy.

     In addition, the Compensation Committee and board of directors are committed to the careful and thoughtful design and administration of our executive compensation program. An advisory vote every three years will be the most effective time frame for the Company to respond to any issues raised by shareholders, consider possible changes to these programs, further evaluate the effectiveness of these programs, and review evolving industry practices. The Compensation Committee and the board believe that having the three year period for the Company and our shareholders to evaluate the effectiveness of any modifications or other changes to our executive compensation programs will best facilitate thoughtful changes to these programs.

     Finally, the board of directors is committed to maintaining strong corporate governance and being responsive and accountable to our shareholders. Shareholders may provide input at any time to the board on executive compensation, or any other matters, as described above under “Shareholder Communications with Directors.”

     Because this shareholder vote is advisory, it will not be binding on the Company or our board of directors. However, the Compensation Committee and the board of directors will take into account the outcome of the vote when considering the frequency of future non-binding advisory votes on executive compensation.

The board of directors Unanimously Recommends a Vote, on an Advisory Basis, FOR a Frequency of “Three Years” for Future Advisory Votes on Executive Compensation. Although the board of directors recommends that you vote for a frequency of three years for future advisory votes on executive compensation, the enclosed proxy allows you to vote for a frequency of one, two, or three years, or to abstain. You are not voting simply to approve or disapprove the board of directors’ recommendation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     Overview of Executive Compensation Process

     The Compensation Committee of the board of directors is responsible for overseeing the Company’s general compensation philosophy and programs. The Compensation Committee evaluates the performance of our Chief Executive Officer, Chief Scientific Officer, Chief Financial Officer, and the other executive officers included in the Summary Compensation Table on page 41 (all of whom are referred to as the Named Officers) and approves compensation for the Named Officers (in the case of the Chief Executive Officer, subject to first obtaining the approval of the non-employee members of the board of directors). The Compensation Committee operates under a written charter adopted by the board of directors and regularly reviews and reassesses the adequacy of its charter. A copy of the current charter is available on our website at www.regeneron.com under the “Corporate Governance” heading on the “About Us” page.

     Our senior management plays a significant role in the overall executive compensation process. Appropriate members of our senior management provide their assessment of the performance of other officers, including the Named Officers (other than our Chief Executive Officer). They also recommend, for Compensation Committee approval, salary, bonus, and stock option grant budgets for non-officers and make specific recommendations for salary increases, bonuses, and equity award grants for officers, including the Named Officers (other than our Chief Executive Officer). Our Chief Executive Officer’s performance is evaluated directly by the Compensation Committee based on our overall corporate performance against annual goals that are reviewed by the board of directors at the beginning of each year, as discussed in more detail below.

     The Compensation Committee has the sole authority to retain, at our expense, one or more third-party compensation consultants to assist the Compensation Committee in performing its responsibilities and to terminate the services of the consultant if the Compensation Committee deems it appropriate. In 2010, the Compensation Committee utilized the services of Frederic W. Cook & Co., Inc. to assist it in fulfilling its responsibilities. Frederic W. Cook & Co., Inc. was retained exclusively by the Compensation Committee and neither Frederic W. Cook & Co., Inc. nor its affiliates have been retained by management to perform any work for the Company other than projects performed at the direction of the Compensation Committee. The Compensation Committee’s consultant reviews management recommendations on compensation plans, budgets, and strategies and advises the Compensation Committee on regulations and trends in executive compensation nationally and specifically in the pharmaceutical and biopharmaceutical industries. The Compensation Committee’s consultant benchmarks compensation for our Chief Executive Officer and other senior executives (using the Peer Group described below) and reviews senior management’s compensation recommendations for other officers, including the other Named Officers, and provides general advice to the Compensation Committee on compensation matters.

     Annual salaries for the following year and year-end bonuses and stock option awards or other year-end equity awards for all employees are determined in December of each year based on Company and individual performance, as well as other factors, including compensation trends in the biotechnology industry and among our benchmark peers. The 2010 salaries and 2009 year-end bonuses and stock option awards for our Named Officers were established by the Compensation Committee in December 2009. In December 2010, the Compensation Committee reviewed the performance of each of the Named Officers and presented its recommendations for 2011 salaries and 2010 year-end bonuses and equity awards for the Named Officers to the non-employee members of the board of directors for ratification. With respect to our Chief Executive Officer, this process is formalized in the charter of the Compensation Committee, which specifies that the Compensation Committee is to annually present the proposed annual compensation of the Chief Executive Officer to the non-employee members of the board of directors for approval.

     Peer Group

     The Compensation Committee has directed that we benchmark compensation for our Chief Executive Officer, Chief Scientific Officer, and other senior executives against a relevant peer group of companies (the “Peer Group”). For 2010, the Peer Group included the following biopharmaceutical companies: Alexion Pharmaceuticals, Inc., Amylin Pharmaceuticals, Inc., BioMarin Pharmaceutical Inc., Cephalon, Inc., Dendreon Corporation, Exelixis, Inc., Human Genome Sciences, Inc., Intermune, Inc., Isis, Inc., Nektar Therapeutics, Onyx Pharmaceuticals, Inc., Seattle Genetics, Inc., Theravance, Inc., United Therapeutics Corporation, and Vertex

Pharmaceuticals, Inc. The companies in the Peer Group were selected by the Compensation Committee, with the assistance of Frederic W. Cook & Co., Inc., based on factors including, but not limited to, market capitalization, geographic location, number of employees, therapeutic focus, research and development expenditures, stage of development, and whether the company has revenue from approved pharmaceutical products. The Compensation Committee, with the assistance of its compensation consultant, periodically reassesses the composition of the companies within the Peer Group and makes changes as appropriate. The Peer Group utilized in 2010 is the same as in the prior year except for the removal of two companies that were acquired and are no longer publicly traded.

     The Compensation Committee’s compensation consultant used data from publicly filed proxy statements of the companies in the Peer Group to benchmark each element of compensation of our Named Officers against their peers in the Peer Group. In addition, management and the Compensation Committee reviewed compensation data for biotechnology companies from the Radford Global Life Sciences Survey and the Mercer SIRS Life Sciences Survey to benchmark total compensation paid to our Named Officers. For reference purposes, the Compensation Committee compares each executive’s total annual compensation in relation to the median and the 75th percentile for total compensation, using the Peer Group and biotechnology and pharmaceutical industry survey data, while taking into account various factors such as the executive’s experience and the unique characteristics of the individual’s position.

     Compensation Philosophy and Objectives

     Our executive compensation program is designed to attract, motivate, and retain highly qualified and talented managers who share the Company’s entrepreneurial culture and vision and to align their interests with those of our shareholders. A substantial portion of executive compensation is linked to both individual and corporate performance. While this is true throughout the organization, the Compensation Committee believes that it is particularly important to determine compensation for our Chief Executive Officer and Chief Scientific Officer based largely on the overall performance of the Company.

     In 2010, we again utilized performance vesting stock options for our senior officers to further tie long-term compensation to overall Company performance. Our performance vesting stock options have vesting criteria based on the accomplishment of development milestones for our product candidates during the subsequent three years. These stock options, which are described below under “Elements of Executive Compensation – Stock Options,” either will not vest at all, or will vest at incrementally higher levels based on the performance of the Company’s development pipeline over the next three years as measured at the end of the third calendar year following the date of grant.

     The Compensation Committee believes that accountability and total compensation potential should generally increase with position and responsibility. The Compensation Committee also believes that the potential for the variable component of cash compensation should increase with position and responsibility. Consistent with this view, individuals with greater responsibility and ability to influence our achievement of corporate goals and strategic initiatives generally receive higher cash compensation, but have a higher proportion of their total cash compensation represented by cash bonus the amount of which is in large part based on individual and/or corporate performance and is, therefore, at risk. Similarly, equity-based compensation is higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation. The Company’s compensation program has been designed to strike an appropriate balance between cash and equity compensation in light of the Company’s resources, its stage of development, and its goal of offering compensation packages that are competitive with those of companies in the Peer Group and the broader biopharmaceutical industry. In general, this approach has resulted in an emphasis on equity compensation, which the Compensation Committee believes has played a critical role in attracting, motivating, and retaining top talent whose contributions and leadership have driven the Company’s achievement of corporate and strategic goals and have led to a substantial enhancement of shareholder value. The Compensation Committee believes that the Company’s compensation and benefits program, including its executive compensation program, balances risk and potential reward in a manner that is appropriate to the Company’s circumstances and in the best interests of the Company’s shareholders over the long term.

     Stock Ownership Guidelines

     To further align the interests of senior management with the interests of shareholders and promote a long-term perspective, in January 2011 the board of directors adopted stock ownership guidelines for members of senior management, including the Named Officers, and the board of directors. Pursuant to these stock ownership guidelines, these individuals are expected to meet share ownership targets that are determined based on their position and their base salary. Covered individuals who do not currently meet these guidelines have five years to reach their target. Members of senior management who are hired or promoted, and directors who join the board of directors, after the establishment of the guidelines have five years from such date to reach their target. Shares held directly, shares held indirectly through our 401(k) Savings Plan, shares held in trust, and shares held by immediate family members residing in the same household are included in determining an individual’s share ownership.

     Elements of Executive Compensation

     There currently are three main components to our executive compensation program: base salary, annual cash bonus, and stock options. The Compensation Committee may also grant restricted stock awards, as it did to certain Named Officers in 2010. In addition, our Named Officers are entitled to certain perquisites and may participate in Company-wide health, disability, life insurance, and other benefit plans, as well as our 401(k) Savings Plan.

Base Salary

     We provide the Named Officers and other employees with base salary to compensate them for services rendered during the fiscal year and provide them with a base level of monthly income. In determining base salaries for our Named Officers, the Compensation Committee considers the executive’s scope of responsibilities, experience, annual performance, and future potential. The Compensation Committee also considers base salaries for comparable positions in our geographic region, competitive salary practices of companies in the Peer Group and the broader biopharmaceutical industry, and annual inflation levels.

     In 2010, each of the Named Officers, except Dr. Stahl, received an increase of 3.4% of their 2009 base salary. Dr. Stahl received an increase of 10.2% of his 2009 base salary in recognition of his significantly increasing level of responsibilities in support of the Company’s preclinical and clinical development programs. For 2011, each of the Named Officers, except Mr. Van Plew, received an increase of 3.5% of their 2010 base salary. These salary increases were determined to be in line with relevant year-end salary increases in the biotechnology industry using the Radford survey data and, except for Mr. Van Plew, were slightly lower than the average of the annual salary increases for all non-officer employees of the Company. Mr. Van Plew received an increase of 5.0% of his 2010 base salary in recognition of his increasing level of responsibilities in support of the Company’s manufacturing and supply operations and to better align his salary with relevant industry benchmarks.

Cash Bonus

     It has been our practice for the past several years to offer annual cash bonus opportunities to our Named Officers. The Compensation Committee focuses exclusively on our overall corporate performance when determining the annual cash bonus for our Chief Executive Officer and Chief Scientific Officer. The cash bonuses granted to the other Named Officers are based both on overall corporate performance and their individual contributions and performances during the year. Although each Named Officer is eligible to receive an annual bonus, we historically have had no formal bonus plan and the granting of any bonus to a Named Officer is entirely at the discretion of the Compensation Committee.

     We believe that giving the Compensation Committee discretion over whether to award cash bonuses and in what amounts, rather than working from a rigid bonus formula or plan, has been beneficial given the stage of our business. However, in December 2009, the Compensation Committee established a fixed 2010 year-end bonus target for our Chief Executive Officer. The 2010 bonus target for the Chief Executive Officer was 80% of his base salary, which was recommended by the Compensation Committee’s outside consultant based on an analysis of cash bonuses paid to chief executive officers at companies in the Peer Group. The Chief Executive Officer established informal 2010 target bonuses for the other Named Officers, which were reviewed and approved by the Compensation Committee in January 2010. In determining the cash bonus targets for 2010 for Mr. Goldberg, Dr. Stahl, Mr. Van Plew, and Dr. Yancopoulos, the Compensation Committee took into consideration the compensation of similarly situated executive officers at companies in the Peer Group. The 2010 bonus target for Dr. Yancopoulos was 50% of his base salary and the bonus target for Mr. Goldberg, Dr. Stahl, and Mr. Van Plew was 45% of their respective base salaries.

     In December 2010, our Named Officers were awarded the following cash bonuses, which were paid in January 2011.

	Bonus Target	Personal	Company
	(as percentage	Performance	Performance
Named Officer	of base salary)	Multiplier	Multiplier	Cash Bonus
Leonard S. Schleifer, M.D., Ph.D.	80%	n/a	2.0	$1,215,000
George D. Yancopoulos, M.D., Ph.D.	50%	n/a	2.0	$630,600
Murray A. Goldberg	45%	1.5	2.0	$351,216	*
Neil Stahl, Ph.D.	45%	1.4	2.0	$340,560	*
Daniel Van Plew	45%	1.5	2.0	$282,852	*
____________________

*	Amount based on Named Officer’s bonus target and his weighted average performance with a weight of 40% for personal performance and 60% for Company performance.

     The cash bonuses were determined through the use of both an individual and a Company performance component with a possible range of 0 to 1.5 for the personal performance multiplier and a possible range of 0 to 2.0 for the Company performance multiplier, depending upon performance during the year. Both the personal performance multiplier and the Company performance multiplier were determined by the Compensation Committee for each Named Officer in its discretion based on the Committee’s subjective assessment of the Company’s performance relative to the general corporate goals described below and, in the case of each of Mr. Goldberg, Dr. Stahl, and Mr. Van Plew, the Named Officer’s personal performance during the year.

     The Compensation Committee approved a personal performance multiplier of 1.5 for Mr. Goldberg and Mr. Van Plew and 1.4 for Dr. Stahl. The personal performance component accounted for 40% of these officer’s bonus. The Company component was based on a Company performance multiplier of 2.0 that was determined based on our overall corporate performance against 2010 goals that were approved by the board of directors in January 2010. This Company performance component accounted for 60% of the bonuses awarded to Mr. Goldberg, Dr. Stahl, and Mr. Van Plew. In the case of Drs. Schleifer and Yancopoulos, the Compensation Committee looked exclusively to our overall Company performance in 2010 when determining their cash bonuses and did not utilize a personal performance multiplier.

     The Compensation Committee determined that we had achieved most of our corporate goals for 2010. These corporate goals related to the continued progress of the Company’s preclinical and clinical development programs, including the successful completion of phase 3 trials in age-related macular degeneration and drug-induced gout flares and the advancement of proprietary human monoclonal antibodies into clinical development; revenue received from licensees and collaborators; sales of the Company’s approved product, ARCALYST® (rilonacept); the successful manufacturing and supply of the Company’s clinical development candidates; and the completion of a public offering of our common stock. As a result, the Company performance multiplier for 2010 was set at 2.0.

     In determining the personal performance multiplier in the case of Mr. Goldberg, the Compensation Committee gave special consideration to Mr. Goldberg’s leadership of and accomplishments in the Company’s accounting, finance, investor relations, human resources, facilities, and procurement organizations and the successful public offering of our common stock. In the case of Dr. Stahl, the Compensation Committee focused on the progress of the Company’s preclinical and clinical development pipeline, including the introduction of new antibody product candidates into development as part of the Company’s collaboration with sanofi-aventis. With respect to Mr. Van Plew, the Compensation Committee gave particular weight to the successful manufacturing and supply of the Company’s increasing number of clinical development candidates and the Company’s performance in three inspections of its manufacturing facility in 2010.

Stock Options

     We have used stock option grants as the primary vehicle for offering long-term incentives and rewarding our Named Officers and other eligible employees. We also regard our stock option grants as a key employee retention tool because they vest over time. Stock options have helped us maintain a competitive level of total compensation for our Named Officers and other eligible employees at a time when we do not have substantial revenue and profits from product sales. Granting stock options as long-term incentives to executives is standard practice in our industry and is an important part of our effort to attract, retain, and motivate high-quality talent in key positions.

     The Compensation Committee grants stock option awards to our Named Officers and other eligible employees based on their annual performance and their position and responsibilities with the Company. Each of our Named Officers generally receives an annual stock option grant and all of our other full-time employees are also eligible for an annual stock option grant. The number of stock options granted to each Named Officer is determined on a discretionary basis, rather than by a formula.

     It has been the practice of our Compensation Committee to grant annual stock option awards to eligible employees whose performance is determined to merit an annual grant, including the Named Officers, at a meeting held during December. In 2010, stock option awards were granted to our Named Officers and other eligible employees on December 14, 2010. Pursuant to the terms of the 2000 Plan, stock option awards are granted with an exercise price equal to the average of the high and low sales price per share of our common stock as quoted on The NASDAQ Global Select Market on the date of the grant.

     In 2008, the Compensation Committee introduced the use of performance based vesting of stock options for our senior officers, including the Named Officers, in addition to stock options with time based vesting. The performance based vesting stock options granted in 2010 will generally either expire unvested or will vest on December 31, 2013 in full or to a lesser extent depending on the extent to which various development milestones have been achieved between the grant date and December 31, 2013. The Committee intends to continue the practice of granting annual, performance based vesting stock options to our senior officers to further link long-term executive compensation to the overall performance of the Company.

     Each of our Named Officers received both a grant of performance based vesting stock options and a grant of time based vesting stock options on December 14, 2010, as set forth below. These stock options all have an exercise price of $30.63 per share, the average of the high and low sales price per share of our common stock as quoted on the NASDAQ Global Select Market on the date of grant.

	Time Based	Performance
	Vesting Stock	Based Vesting
Named Officer	Options	Stock Options
Leonard S. Schleifer, M.D., Ph.D.	125,000	187,500
George D. Yancopoulos, M.D., Ph.D.	100,000	150,000
Murray A. Goldberg	40,000	60,000
Neil Stahl, Ph.D.	50,000	75,000
Daniel P. Van Plew	35,000	52,500

     The total number of stock options granted to our Named Officers as set forth in the table above was determined based on past Company practices and a review of Peer Group and survey data. The Compensation Committee also considered the personal and corporate accomplishments in 2010 that were discussed previously under “Elements of Executive Compensation - Cash Bonus.”

     Performance Based Vesting Stock Options: These non-qualified stock options will be eligible to vest on December 31 at the end of the third calendar year following the date of grant. The number of stock options that will vest on that date will be determined based on a point scale system, whereby points are earned upon the achievement of product candidate development milestones between the grant date and the vesting date (the Performance Measurement Period). The development milestones and the points earned for achieving the development milestones during the applicable Performance Measurement Period are described below:
  filing of the first Investigational New Drug Application for a new product candidate (2 points each);

  data from a successful proof of concept study testing one of our product candidates (2 or 4 points each);

  filing of a Biologics License Application for one of our product candidates (5 or 7 points each); and

  approval of a Biologics License Application for one of our product candidates (20 or 28 points each).
     Later stage development milestones earn incrementally more points than the earlier stage development milestones. For the last three milestones described above, the greater number of points is earned for novel drug candidates and diseases and the lesser number of points is earned for follow-on product candidates with potential competitive advantages over existing drugs that are approved for the treatment of a disease.

     The number of stock options from the award that will vest on the applicable December 31 vesting date will be calculated by multiplying the total number of stock options subject to the award by a fraction, the numerator of which is the total number of points earned during the Performance Measurement Period and the denominator of which is 38, provided that no more than one hundred percent of the stock option award can vest. If at least twelve points are not earned during the Performance Measurement Period, or the applicable Named Officer ceases to be employed by the Company before the end of the Performance Measurement Period (other than because of retirement or for reasons related to a change of control as discussed under the heading “Post-Employment Compensation” on page 48), then none of the performance based vesting stock options granted under the award will vest. Moreover, if we do not file a Biologics License Application for at least one product candidate during the Performance Measurement Period, then the maximum number of performance based vesting stock options that can vest on the vesting date is capped at two-thirds of the total award, unless otherwise determined by the Compensation Committee. Achievement of a development milestone may earn points for the performance based vesting stock options that were granted in December 2008 and those granted in subsequent years, depending on the year of achievement.

     The Compensation Committee retains the discretion to accelerate the vesting of the performance based stock options, either in whole or in part. Vesting of these stock options may accelerate following a change of control as described under the heading “Post-Employment Compensation” on page 48. As with the time based vesting stock options, the performance based vesting stock options have a ten-year maximum term.

     Time Based Vesting Stock Options: Option grants that vest in increments over time generally are in the form of incentive stock options, subject to Internal Revenue Code restrictions on the number of incentive stock options which can vest or be granted to any optionee in any given year. Incentive stock options afford the option holders certain tax advantages over non-qualified stock options and our Compensation Committee believes that this enhances their attractiveness as a compensation component. Options that cannot take the form of incentive stock options are granted as non-qualified stock options. The aggregate number of stock options (incentive plus non-qualified stock options) granted by the Compensation Committee to an employee on the date of grant, including the stock options granted to our Named Officers, generally vest at a rate of 25% per year over the first four years of the ten-year option term. Except as set forth below under the heading “Post-Employment Compensation” on page 48, stock option vesting ceases, and unvested stock options are forfeited, upon termination of employment.

     Because our Chief Executive Officer holds more than ten percent of the total combined voting power of our classes of stock, any incentive stock options granted to him must have an exercise price of at least 110% of the average of the high and low sales price per share of our common stock as quoted on the NASDAQ Global Select Market on the date of the grant. In addition, any incentive stock options granted to him must expire after no more than five years from the date of grant. Because of these restrictions, our Chief Executive Officer was granted non-qualified stock options, and not incentive stock options, in 2010. As is generally the case with stock options granted to all other employees, the time based vesting stock options granted to our Chief Executive Officer vest at a rate of 25% per year over the first four years of the ten-year option term.

     Time Based Vesting Restricted Stock Awards: In December 2010, the Compensation Committee granted shares of restricted stock to Mr. Goldberg (30,000 shares), Dr. Stahl (50,000 shares), and Dr. Yancopoulos (250,000 shares). Each of these awards vests in three equal annual installments on the anniversary of the date of grant, subject to the executive’s continued employment with the Company. The grants were designed to ensure the continued service of these executives during the vesting period, to encourage the executives to continue to work towards the success of the Company as a whole, and to further align the interests of the executives with those of the Company’s shareholders. In determining to make these restricted stock awards, the Compensation Committee also took note of the key role of these executives in recent overall Company performance and achievements which have resulted in substantial increases in shareholder value, including (i) successful completion of phase 3 trials in age-related macular degeneration and drug-induced gout flares, (ii) revenue generated by licenses related to the Company’s proprietary human monoclonal antibody technology, (iii) revenue received from collaborators, including milestone payments and research and development funding, (iv) sales of the Company’s approved product, ARCALYST®, (v) advancement of the Company’s proprietary human monoclonal antibodies into clinical development, bringing the total number of antibodies in clinical development to eight, and (vi) the completion of a public offering of our common stock. In determining to grant these awards in the form of time vesting restricted shares, the Compensation Committee was mindful of the fact that some or all of the performance based vesting stock options granted to the above-

mentioned executives in 2005 (with vesting based on achieving a specified product revenue threshold) appeared unlikely to vest prior to expiration, notwithstanding the significant Company achievements noted above and a 251% appreciation in the Company’s stock price from January 5, 2005 (the date of grant of the options) through December 2, 2010 (the approximate date the restricted stock awards were presented to the Compensation Committee), compared to an increase of 26% for the NASDAQ Biotechnology index over this period.

Perquisites and Other Benefits

     The Named Officers are provided with a limited number of perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation program. The Compensation Committee periodically reviews the perquisites and other personal benefits provided to the Named Officers, including the Chief Executive Officer.

     All of the Named Officers are eligible to receive financial and tax planning assistance (which are taxable benefits) and, like other employees, may participate in company-wide health, disability, life insurance, and other benefit plans, as well as our 401(k) Savings Plan. All employees who participate in our 401(k) Savings Plan are eligible to receive certain matching contributions. In each plan year, we contribute to each participant’s account a matching contribution (in the form of shares of our common stock) equal to 50% of the first 6% of the participant’s compensation that the participant has contributed to the plan up to a maximum level established under the Internal Revenue Code, which in 2010 was $7,350. All of our Named Officers participated in our 401(k) Savings Plan during 2010 and received the maximum matching contribution in the form of shares of our common stock. As with all employees, the number of shares of common stock that each Named Officer receives was determined using the average market price per share of our common stock during the 401(k) Savings Plan year.

     Our Chief Executive Officer and Chief Scientific Officer are entitled to receive certain automobile allowances, as described in the applicable footnotes to the Summary Compensation Table on page 41. In addition, the Company provides a car service to our Chief Financial Officer for commuting purposes. Our Chief Executive Officer is also entitled to receive certain additional perquisites and personal benefits pursuant to the terms of his employment agreement or as are otherwise approved by the Compensation Committee. These perquisites and personal benefits are described in the footnotes to the Summary Compensation Table on page 41.

Potential Severance Benefits

     Except as described below, we are not obligated to pay severance or other enhanced benefits to Named Officers upon the voluntary or involuntary termination of their employment. We have no pension, deferred compensation, or retirement plans, other than our 401(k) Savings Plan described above.

      Since December 2002, stock option award agreements for all employees have included a provision for the acceleration of vesting of unvested stock options upon an involuntary termination without cause within two years following a change of control. Our Chief Executive Officer has an employment agreement that provides for certain severance benefits following termination, including following death or disability, resignation following defined “good reason” events, or termination in connection with a change of control. The other Named Officers are party to a change of control severance plan, which provides certain benefits to them and other designated officers if they are terminated in connection with a change of control. Information regarding applicable payments under this employment agreement and change of control severance plan is provided under the heading “Post-Employment Compensation” on page 48.

     Except as provided in our employment agreement with our Chief Executive Officer and in our change of control severance plan, our Named Officers (other than our Chief Executive Officer) will forfeit any unvested time based vesting stock options upon the termination of their employment for any reason other than death, including disability or retirement. In the event of the death of an employee, any unvested stock options held by such employee shall become immediately exercisable. When employees retire, they forfeit all unvested time based vesting stock options, as well as any unvested performance based vesting stock options granted prior to 2009. When a Named Officer retires, any outstanding unvested performance based vesting stock options that were granted in 2009 or later remain eligible to vest at the end of the third calendar year following the date of grant, except that the number of options that will vest, if any, will be reduced in proportion to the term of the Performance Measurement Period during which the Named Officer was not employed by the Company due to his retirement. For all stock options granted prior to 2007, an employee who retires has up to two years to exercise stock options that are vested as of the date of his or her retirement. Commencing in 2007, we amended our form of stock option agreement to allow the retired employee the remaining life of the 10-year stock option term to exercise stock options that are vested as of the date of his or her retirement.

     The severance benefits provided to our Named Officers are designed to promote stability and continuity of our senior management and are intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual, threatened, or rumored change of control of the Company. The severance benefits were established by the Compensation Committee following a review of comparable practices at the Company’s peer companies and with the advice of the Compensation Committee’s consultant.

     Tax Implications

     Section 162(m) of the Internal Revenue Code limits the deductibility of compensation over $1 million in any year paid to the Chief Executive Officer and the other Named Officers (other than the Chief Financial Officer). The Compensation Committee takes into account, and generally seeks to preserve, the deductibility of compensation in determining Named Officer compensation. However, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that do not qualify for the exemptions in Section 162(m) when the Compensation Committee believes that such payments are appropriate.

Compensation Committee Report

     We have reviewed and discussed with management the Compensation Discussion and Analysis, beginning on page 33. Based on that review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Arthur F. Ryan, Chairman
Charles A. Baker
Joseph L. Goldstein, M.D.
Christine A. Poon
George L. Sing

Compensation Committee Interlocks and Insider Participation

     None of the members of the Compensation Committee is currently, or has been at any time since our formation, one of our officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

Summary Compensation Table

     The following table and accompanying footnotes provide information regarding compensation earned by, or paid to, our Chief Executive Officer, Chief Financial Officer, and our three other highest-compensated executive officers in 2010, 2009, and 2008. We refer to these five executive officers as our Named Officers.

SUMMARY COMPENSATION TABLE

							All
				Stock	Option		other
		Salary	Bonus	awards	awards		compensation		Total
	Year	($)	($) (1)	($) (2)	($) (2)		($)		($)
Name and principal position (a)	(b)	(c)	(d)	(e)	(f)		(i)		(j)
Leonard S. Schleifer,	2010	759,370	1,215,000	—	5,512,125	(3)	101,060	(6)	7,587,555
M.D., Ph.D.	2009	734,400	2,054,720	—	3,456,076	(4)	104,112	(7)	6,349,308
President and Chief	2008	713,000	470,580	—	1,254,963	(5)	115,626	(8)	2,554,169
Executive Officer
George D. Yancopoulos,	2010	630,600	630,600	7,657,500	4,409,700	(3)	23,940	(9)	13,352,340
M.D., Ph.D. Executive	2009	609,900	1,709,900	—	2,764,860	(4)	23,715	(10)	5,108,375
Vice President, Chief	2008	592,100	325,655	—	1,003,970	(5)	22,000	(11)	1,943,725
Scientific Officer and
President, Regeneron
Research Laboratories
Murray A. Goldberg	2010	433,600	351,216	918,900	1,908,071	(3)	26,232	(12)	3,638,019
Senior Vice	2009	419,300	545,187	—	1,036,822	(4)	13,540	(14)	2,014,849
President, Finance &	2008	407,100	197,036	—	376,489	(5)	12,745	(15)	993,370
Administration, Chief
Financial Officer,
Treasurer, and Assistant
Secretary
Neil Stahl, Ph.D.	2010	430,000	340,560	1,531,500	2,204,850	(3)	13,540	(13)	4,520,450
Senior Vice President,	2009	390,400	1,081,088	—	1,382,430	(4)	13,540	(14)	2,867,458
Research & Development	2008	379,000	208,450	—	501,985	(5)	12,745	(15)	1,102,180
Sciences
Daniel P. Van Plew(16)	2010	349,200	282,852	—	1,543,395	(3)	13,540	(13)	2,188,987
Senior Vice President	2009	337,700	232,338	—	967,702	(4)	13,540	(14)	1,551,280
and General Manager,
Industrial Operations and
Product Supply

____________________
(1)	Bonuses are shown in the year in which they were accrued and earned. In each case, they were paid in January of the following year.
(2)	The amounts in column (e) and (f) reflect the respective aggregate grant date fair values (disregarding estimated forfeitures) of stock and option awards granted in 2010, 2009, and 2008, respectively, pursuant to the Company’s Amended and Restated 2000 Long-Term Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2011.

(3)	Reflects the aggregate grant date fair value of time based vesting option awards and performance based vesting option awards granted in 2010. The grant date fair value of the performance based vesting options included in such aggregate grant date fair value as reported in column (f) assumes the vesting of 100% of such options.

(4)
Reflects the aggregate grant date fair value of time based vesting option awards and performance based vesting option awards granted in 2009. At the time of grant of the performance based vesting options, the Company considered the attainment of 66.7% of the performance conditions to be probable, and, therefore, the aggregate grant date fair value of option awards granted in 2009 as reported in column (f) assumes the vesting of 66.7% of the performance based vesting options, resulting in respective grant date fair values for such awards as follows: Dr. Schleifer: $1,757,988; Dr. Yancopoulos: $1,406,390; Mr. Goldberg: $527,396; Dr. Stahl: $703,195; and Mr. Van Plew: $492,238. The grant date fair value of the performance based vesting options, assuming the highest level of performance conditions was achieved (and thus 100% vesting), is as follows: Dr. Schleifer: $2,636,850; Dr. Yancopoulos: $2,109,480; Mr. Goldberg: $791,055; Dr. Stahl: $1,054,740; and Mr. Van Plew: $738,318.

(5)	Reflects the aggregate grant date fair value of time based vesting option awards and performance based vesting option awards granted in 2008. At the time of grant of the performance based vesting options, the Company did not consider the attainment of the performance conditions to be probable, and, therefore, the aggregate grant date fair value of option awards granted in 2008 as reported in column (f) assumes no vesting of these performance based vesting options and includes no amount related to such awards. The grant date fair value of the performance based vesting options, assuming that the highest level of performance conditions was achieved (and thus 100% vesting), is as follows: Dr. Schleifer: $1,961,381, Dr. Yancopoulos: $1,569,105, Mr. Goldberg: $588,414, and Dr. Stahl: $784,553.

(6)	This amount includes (i) $20,312 for a car allowance and related expenses, (ii) $20,401 for life insurance and long-term disability insurance premiums, (iii) $16,061 for medical malpractice insurance premiums, (iv) $7,350 for 401(k) Savings Plan matching contributions in February 2011, (v) $17,500 for dues related to the Company’s club membership, (vi) $10,201 for legal, tax, and financial planning advisory services, (vii) $8,490 for tax gross-ups related to legal, tax, and financial planning advisory services, and (viii) $745 for certain other miscellaneous expenses.

(7)	This amount includes (i) $20,289 for a car allowance and related expenses, (ii) $20,401 for life insurance and long-term disability insurance premiums, (iii) $16,423 for medical malpractice insurance premiums, (iv) $7,350 for 401(k) Savings Plan matching contributions in February 2010, (v) $17,500 for dues related to the Company’s club membership, (vi) $11,734 for legal, tax, and financial planning advisory services, (vii) $9,765 for tax gross-ups related to legal, tax, and financial planning advisory services, and (viii) $650 for certain other miscellaneous expenses.

(8)	This amount includes (i) $20,851 for a car allowance and related expenses, (ii) $8,104 for life insurance and long-term disability insurance premiums, (iii) $16,423 for medical malpractice insurance premiums, (iv) $6,900 for 401(k) Savings Plan matching contributions in February 2009, (v) $17,200 for dues related to the Company’s club membership, (vi) $21,238 for legal, tax, and financial planning advisory services, (vii) $16,219 for tax gross-ups related to legal, tax, and financial planning advisory services, and (viii) $8,691 for certain other miscellaneous expenses.
(9)	This amount includes (i) $10,400 for a car allowance and related expenses, (ii) $7,350 for 401(k) Savings Plan matching contributions in February 2011, and (iii) $6,190 for tax and financial planning advisory services.

(10)	This amount includes (i) $10,400 for a car allowance and related expenses, (ii) $7,350 for 401(k) Savings Plan matching contributions in February 2010, and (iii) $5,965 for tax and financial planning advisory services.

(11)	This amount includes (i) $10,400 for a car allowance and related expenses, (ii) $6,900 for 401(k) Savings Plan matching contributions in February 2009, (iii) $4,300 for tax and financial planning advisory services, and (iv) $400 for miscellaneous expenses.

(12)	This amount includes (i) $12,692 for a company-provided car service for commuting purposes, (ii) $7,350 for 401(k) Savings Plan matching contributions in February 2011, and (iii) $6,190 for tax and financial planning advisory services.

(13)	This amount includes (i) $7,350 for 401(k) Savings Plan matching contributions in February 2011, and (ii) $6,190 for tax and financial planning advisory services.

(14)	This amount includes (i) $7,350 for 401(k) Savings Plan matching contributions in February 2010, and (ii) $6,190 for tax and financial planning advisory services.

(15)	This amount includes (i) $6,900 for 401(k) Savings Plan matching contributions in February 2009, and (ii) $5,845 for tax and financial planning advisory services.

(16)	Mr. Van Plew was not a Named Officer in 2008.

Grants of Plan-Based Awards

     The following table and explanatory footnotes sets forth each equity award granted to our Named Officers during 2010. There were no non-equity incentive plan awards granted in 2010.

GRANTS OF PLAN-BASED AWARDS

			All	All other
			other	option
			stock	awards:
			awards:	number	Exercise	Grant
			number	of	or base	date fair
			of	securities	price of	value of
			shares of	under-	option	stock and
			stock or	lying	awards	option
	Grant		units	options	($/Sh)	awards
Name	date		(#)	(#)	(1)	($)(6)
(a)	(b)		(i)	(j)	(k)	(l)
Leonard S. Schleifer, M.D., Ph.D.	12/14/2010	(2)	—	125,000	30.63	1,975,856
	12/14/2010	(4)	—	187,500	30.63	3,536,269
George D. Yancopoulos, M.D., Ph.D.	12/14/2010	(3)	—	100,000	30.63	1,580,685
	12/14/2010	(4)	—	150,000	30.63	2,829,015
	12/14/2010	(5)	250,000	—	—	7,657,500
Murray A. Goldberg	12/14/2010	(3)	—	40,000	30.63	632,274
	12/14/2010	(4)	—	60,000	30.63	1,131,606
	12/14/2010	(5)	30,000	—	—	918,900
	1/5/2010	(7)	—	12,788	24.86	144,191
Neil Stahl, Ph.D.	12/14/2010	(3)	—	50,000	30.63	790,342
	12/14/2010	(4)	—	75,000	30.63	1,414,508
	12/14/2010	(5)	50,000	—	—	1,531,500
Daniel P. Van Plew	12/14/2010	(3)	—	35,000	30.63	553,240
	12/14/2010	(4)	—	52,500	30.63	990,155
____________________

1)	The options have an exercise price equal to the average of the high and low sales price per share of the Company’s common stock on the NASDAQ Global Select Market on the date of grant. On December 14, 2010, the average of the high and low sales price of the Company’s common stock was $30.63 per share, and the closing price was $30.61 per share.

2)	The Named Officer received a non-qualified stock option award that vests at a rate of 25% per year over the first four years of the ten-year option term.

3)	The Named Officer received an incentive stock option award and a non-qualified stock option award. The combined non-qualified and incentive stock option award vests at a rate of 25% per year over the first four years of the ten-year option term.

4)	The Named Officer received a non-qualified stock option award that is eligible to vest on December 31, 2013 depending upon the Company’s achievement of development and regulatory milestones related to its product candidates as described in the Compensation Discussion and Analysis on page 33. The non-qualified stock option award has a ten-year term.

5)	The Named Officer received a restricted stock award that vests 100% upon the third anniversary of the date of grant, subject to the Named Officer’s continued employment.

6)	The amounts in column (1) represent the grant date fair value of the awards made pursuant to the Company’s Amended and Restated 2000 Long-Term Incentive Plan. The assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2011.

7)
The Named Officer received a non-qualified stock option award for the number of shares surrendered by the officer as payment of the exercise price upon exercise of an option held by the officer, pursuant to the terms of such original option. The newly granted non-qualified stock option has an exercise price equal to the average of the high and low sales price per share of the Company’s common stock on the NASDAQ Global Select Market on the date of grant, became exercisable six months from the date of grant, expires on the date on which the original option would have expired, and is otherwise subject to the same terms and conditions as the original option.

Outstanding Equity Awards

     The following table and explanatory footnotes provide information regarding unexercised stock options and unvested restricted stock awards held by our Named Officers as of December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
											Equity
											incentive
										Equity	plan
										incentive	awards:
										plan	market or
				Equity						awards:	payout
				incentive						number of	value of
				plan awards:					Market	unearned	unearned
	Number of	Number of		number of			Number		value of	shares,	shares,
	securities	securities		securities			of shares		shares or	units or	units or
	underlying	underlying		underlying			or units		units of	other	other
	unexercised	unexercised		unexercised	Option		of stock		stock that	rights	rights
	options	options		unearned	exercise	Option	that have		have not	that have	that have
	(#)	(#)		options	price	expiration	not vested		vested	not vested	not vested
Name	exercisable	unexercisable		(#)	($)	date	(#)		($) (16)	(#)	($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Leonard S. Schleifer, M.D., Ph.D.	—	125,000	(1)	—	30.63	12/14/2020	—		—	—	—
	—	187,500	(2)	—	30.63	12/14/2020	—		—	—	—
	31,250	93,750	(3)	—	21.25	12/18/2019	—		—	—	—
	—	187,500	(4)	—	21.25	12/18/2019	—		—	—	—
	62,500	62,500	(5)	—	16.80	12/17/2018	—		—	—	—
	—	187,500	(6)	—	16.80	12/17/2018	—		—	—	—
	187,500	62,500	(7)	—	21.92	12/17/2017	—		—	—	—
	250,000	—		—	20.32	12/18/2016	—		—	—	—
	250,000	—		—	11.64	12/19/2015	—		—	—	—
	218,389	—		—	9.49	12/15/2014	—		—	—	—
	15,384	—		—	13.00	12/15/2013	—		—	—	—
	234,616	—		—	13.00	12/15/2013	—		—	—	—
	250,000	—		—	19.43	12/20/2012	—		—	—	—
	250,000	—		—	28.01	12/18/2011	—		—	—	—

George D. Yancopoulos, M.D., Ph.D.	—	3,264	(8)	—	30.63	12/14/2020	—		—	—	—
	—	96,736	(8)	—	30.63	12/14/2020	—		—	—	—
	—	150,000	(2)	—	30.63	12/14/2020	—		—	—	—
	—	4,705	(9)	—	21.25	12/18/2019	—		—	—	—
	25,000	70,295	(9)	—	21.25	12/18/2019	—		—	—	—
	—	150,000	(4)	—	21.25	12/18/2019	—		—	—	—
	—	5,952	(10)	—	16.80	12/17/2018	—		—	—	—
	50,000	44,048	(10)	—	16.80	12/17/2018	—		—	—	—
	—	150,000	(6)	—	16.80	12/17/2018	—		—	—	—
	—	4,562	(11)	—	21.92	12/17/2017	—		—	—	—
	150,000	45,438	(11)	—	21.92	12/17/2017	—		—	—	—
	4,921	—		—	20.32	12/18/2016	—		—	—	—
	195,079	—		—	20.32	12/18/2016	—		—	—	—
	17,182	—		—	11.64	12/19/2015	—		—	—	—
	182,818	—		—	11.64	12/19/2015	—		—	—	—
	10,537	—		—	9.49	12/15/2014	—		—	—	—
	189,463	—		—	9.49	12/15/2014	—		—	—	—
	7,692	—		—	13.00	12/15/2013	—		—	—	—
	192,308	—		—	13.00	12/15/2013	—		—	—	—
	—	—		—	—	—	250,000	(14)	32.83	—	—
	—	129,902	(12)	—	8.50	12/20/2012	—		—	—	—
	—	3,430	(12)	—	8.50	12/20/2012	—		—	—	—
	—	—		—	—	—	500,000	(15)	32.83	—	—
	3,570	—		—	28.01	12/18/2011	—		—	—	—
	196,430	—		—	28.01	12/18/2011	—		—	—	—
	—	87,666	(12)	—	8.50	1/5/2011	—		—	—	—
	—	46,666	(12)	—	8.50	1/5/2011	—		—	—	—
	—	222,000	(12)	—	8.50	1/5/2011	—		—	—	—

	Option Awards						Stock Awards
											Equity
											incentive
										Equity	plan
										incentive	awards:
										plan	market or
				Equity						awards:	payout
				incentive						number of	value of
				plan awards:					Market	unearned	unearned
	Number of	Number of		number of			Number		value of	shares,	shares,
	securities	securities		securities			of shares		shares or	units or	units or
	underlying	underlying		underlying			or units		units of	other	other
	unexercised	unexercised		unexercised	Option		of stock		stock that	rights	rights
	options	options		unearned	exercise	Option	that have		have not	that have	that have
	(#)	(#)		options	price	expiration	not vested		vested	not vested	not vested
Name	exercisable	unexercisable		(#)	($)	date	(#)		($) (16)	(#)	($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Murray A. Goldberg	—	3,264	(8)	—	30.63	12/14/2020	—		—	—	—
	—	36,736	(8)	—	30.63	12/14/2020	—		—	—	—
	—	60,000	(2)	—	30.63	12/14/2020	—		—	—	—
	12,788	—		—	24.86	1/5/2020	—		—	—	—
	—	4,705	(9)	—	21.25	12/18/2019	—		—	—	—
	9,375	23,420	(9)	—	21.25	12/18/2019	—		—	—	—
	—	56,250	(4)	—	21.25	12/18/2019	—		—	—	—
	—	5,952	(10)	—	16.80	12/17/2018	—		—	—	—
	18,750	12,798	(10)	—	16.80	12/17/2018	—		—	—	—
	—	56,250	(6)	—	16.80	12/17/2018	—		—	—	—
	56,250	14,188	(11)	—	21.92	12/17/2017	—		—	—	—
	—	4,562	(11)	—	21.92	12/17/2017	—		—	—	—
	70,079	—		—	20.32	12/18/2016	—		—	—	—
	4,921	—		—	20.32	12/18/2016	—		—	—	—
	17,182	—		—	11.64	12/19/2015	—		—	—	—
	57,818	—		—	11.64	12/19/2015	—		—	—	—
	6,537	—		—	9.49	12/15/2014	—		—	—	—
	21,963	—		—	9.49	12/15/2014	—		—	—	—
	16,058	—		—	13.00	12/15/2013	—		—	—	—
	4,212	—		—	13.00	12/15/2013	—		—	—	—
	—	—		—	—	—	30,000	(14)	32.83	—	—
	—	3,431	(12)	—	8.50	12/20/2012	—		—	—	—
	54,853	—		—	19.43	12/20/2012	—		—	—	—
	—	25,000	(12)	—	8.50	12/18/2011	—		—	—	—
	—	12,451	(12)	—	8.50	1/5/2011	—		—	—	—
	—	882	(12)	—	8.50	1/5/2011	—		—	—	—

Neil Stahl, Ph.D.	—	3,264	(8)	—	30.63	12/14/2020	—		—	—	—
	—	46,736	(8)	—	30.63	12/14/2020	—		—	—	—
	—	75,000	(2)	—	30.63	12/14/2020	—		—	—	—
	—	4,705	(9)	—	21.25	12/18/2019	—		—	—	—
	12,500	32,795	(9)	—	21.25	12/18/2019	—		—	—	—
	—	75,000	(4)	—	21.25	12/18/2019	—		—	—	—
	—	5,952	(10)	—	16.80	12/17/2018	—		—	—	—
	25,000	19,048	(10)	—	16.80	12/17/2018	—		—	—	—
	—	75,000	(6)	—	16.80	12/17/2018	—		—	—	—
	—	4,562	(11)	—	21.92	12/17/2017	—		—	—	—
	75,000	20,438	(11)	—	21.92	12/17/2017	—		—	—	—
	4,921	—		—	20.32	12/18/2016	—		—	—	—
	95,079	—		—	20.32	12/18/2016	—		—	—	—
	17,182	—		—	11.64	12/19/2015	—		—	—	—
	82,818	—		—	11.64	12/19/2015	—		—	—	—
	7,692	—		—	13.00	12/15/2013	—		—	—	—
	92,308	—		—	13.00	12/15/2013	—		—	—	—
	—	—		—	—	—	50,000	(14)	32.83	—	—
	—	63,234	(12)	—	8.50	12/20/2012	—		—	—	—
	—	3,432	(12)	—	8.50	12/20/2012	—		—	—	—
	—	50,000	(12)	—	8.50	12/18/2011	—		—	—	—
	—	1,600	(12)	—	8.50	1/5/2011	—		—	—	—
	—	15,066	(12)	—	8.50	1/5/2011	—		—	—	—

	Option Awards						Stock Awards
										Equity
										incentive
									Equity	plan
									incentive	awards:
									plan	market or
				Equity					awards:	payout
				incentive					number of	value of
				plan awards:				Market	unearned	unearned
	Number of	Number of		number of			Number	value of	shares,	shares,
	securities	securities		securities			of shares	shares or	units or	units or
	underlying	underlying		underlying			or units	units of	other	other
	unexercised	unexercised		unexercised	Option		of stock	stock that	rights	rights
	options	options		unearned	exercise	Option	that have	have not	that have	that have
	(#)	(#)		options	price	expiration	not vested	vested	not vested	not vested
Name	exercisable	unexercisable		(#)	($)	date	(#)	($) (16)	(#)	($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)
Daniel P. Van Plew	—	3,264	(8)	—	30.63	12/14/2020	—	—	—	—
	—	31,736	(8)	—	30.63	12/14/2020	—	—	—	—
	—	52,500	(2)	—	30.63	12/14/2020	—	—	—	—
	—	4,705	(9)	—	21.25	12/18/2019	—	—	—	—
	8,750	21,545	(9)	—	21.25	12/18/2019	—	—	—	—
	—	52,500	(4)	—	21.25	12/18/2019	—	—	—	—
	—	5,952	(10)	—	16.80	12/17/2018	—	—	—	—
	17,500	11,548	(10)	—	16.80	12/17/2018	—	—	—	—
	—	52,500	(6)	—	16.80	12/17/2018	—	—	—	—
	30,000	10,000	(11)	—	21.92	12/17/2017	—	—	—	—
	4,784	4,784	(13)	—	20.90	9/7/2017	—	—	—	—
	30,216	15,216	(13)	—	20.90	9/7/2017	—	—	—	—
____________________

(1)	This stock option award was granted to the Named Officer on December 14, 2010 and vests at a rate of 25% per year over the first four years of the option term.

(2)	This stock option award was granted to the Named Officer on December 14, 2010 and is eligible to vest on December 31, 2013 depending upon the Company’s achievement of development and regulatory milestones related to its product candidates as described in the Compensation Discussion and Analysis on page 37. The non-qualified stock option award has a ten-year term.

(3)	This stock option award was granted to the Named Officer on December 18, 2009 and vests at a rate of 25% per year over the first four years of the option term.

(4)	This stock option award was granted to the Named Officer on December 18, 2009 and is eligible to vest on December 31, 2011 depending upon the Company’s achievement of development and regulatory milestones related to its product candidates as described in the Compensation Discussion and Analysis on page 37. The non-qualified stock option award has a ten-year term.

(5)	This stock option award was granted to the Named Officer on December 17, 2008 and vests at a rate of 25% per year over the first four years of the option term.

(6)	This stock option award was granted to the Named Officer on December 17, 2008 and is eligible to vest on December 31, 2011 depending upon the Company’s achievement of development and regulatory milestones related to its product candidates as described in the Compensation Discussion and Analysis on page 37. The non-qualified stock option award has a ten-year term.

(7)	This stock option award was granted to the Named Officer on December 17, 2007 and vests at a rate of 25% per year over the first four years of the option term.

(8)	These two stock option awards (one a non-qualified stock option and the other an incentive stock option) were granted to the Named Officer on December 14, 2010. The combined non-qualified and incentive stock option award vests at a rate of 25% per year over the first four years of the option term.

(9)	These two stock option awards (one a non-qualified stock option and the other an incentive stock option) were granted to the Named Officer on December 18, 2009. The combined non-qualified and incentive stock option award vests at a rate of 25% per year over the first four years of the option term.

(10)	These two stock option awards (one a non-qualified stock option and the other an incentive stock option) were granted to the Named Officer on December 17, 2008. The combined non-qualified and incentive stock option award vests at a rate of 25% per year over the first four years of the option term.

(11)	These two stock option awards (one a non-qualified stock option and the other an incentive stock option) were granted to the Named Officer on December 17, 2007. The combined non-qualified and incentive stock option award vests at a rate of 25% per year over the first four years of the option term.

(12)	The stock option award was granted to the Named Officer on January 5, 2005, and vests 100% any time after January 5, 2008 if the Company’s products achieve gross sales of at least $100 million during any consecutive twelve-month period (either directly by the Company or through its licensees).

(13)	These two stock option awards (one a non-qualified stock option and the other an incentive stock option) were granted to the Named Officer on September 7, 2007. The combined non-qualified and incentive stock option award vests at a rate of 25% per year over the first four years of the option term.

(14)	The stock award was granted to the Named Officer on December 14, 2010 and vests at a rate of 1/3 per year over the first three years of the award term.

(15)	The stock award was granted to the Named Officer on December 17, 2007 and vests 100% upon the fifth anniversary of the date of grant.

(16)	Reflects the closing price per share of the Company’s common stock on the NASDAQ Global Select Market on December 31, 2010.

Option Exercises and Stock Vested

     The following table and explanatory footnotes provide information with regard to amounts received by our Named Officers during 2010 as a result of the exercise of stock options.

OPTION EXERCISES AND STOCK VESTED

	Option awards		Stock awards
	Number of	Value	Number of	Value
	shares	realized	shares	realized
	acquired	on	acquired	on
	on exercise	exercise	on vesting	vesting
Name	(#)	($) (1)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Leonard S. Schleifer, M.D., Ph.D.	—	—	—	—
George D. Yancopoulos, M.D., Ph.D.	—	—	—	—
Murray A. Goldberg	97,230	1,615,258	—	—
Neil Stahl, Ph.D.	—	—	—	—
Daniel P. Van Plew	25,000	277,500	—	—
____________________

(1)	Amounts reflect the difference between the exercise price of the option(s) and the average of the high and low sales price per share of the Company’s common stock on the NASDAQ Global Select Market on the exercise date(s).

Post-Employment Compensation

     The tables on pages 49 and 51 reflect the severance benefits available to our Named Officers. For our Chief Executive Officer, we show the amounts payable upon his involuntary or not-for-cause termination, termination in connection with a corporate change of control, and in the event of his disability or death. For the other Named Officers, the only post-termination compensation arrangement is through our change of control severance plan. Consequently, the only amounts payable to them are upon an involuntary or not-for-cause termination in connection with a corporate change of control.

     Leonard S. Schleifer, M.D., Ph.D., Employment Agreement

     We entered into an employment agreement with our Chief Executive Officer, Dr. Schleifer, effective as of December 20, 2002, providing for his employment with the Company through December 31, 2003 and continuing thereafter on a year-by-year basis. On November 14, 2008, this employment agreement was amended and restated to bring the Employment Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended. Pursuant to this agreement, we agreed that in the event that Dr. Schleifer’s employment is terminated by us other than for cause (as defined in the agreement) or is terminated by Dr. Schleifer for good reason (as defined in the agreement to include specified acts of constructive termination, together called an “involuntary termination”), we will pay Dr. Schleifer an amount equal to 125% of the sum of his base salary plus his average bonus paid over the prior three years. This amount will be paid in a lump sum severance payment. In addition, we will continue to provide Dr. Schleifer and his dependents medical, dental, and life insurance benefits for eighteen months. Subject to the discussion in the following paragraph, in the event that Dr. Schleifer’s employment is terminated for any reason other than for cause, all of his unvested stock options will continue to vest in accordance with the terms of the applicable award grant and he will be entitled to exercise the stock options throughout their original term, which is generally ten years from the date of grant.

     Upon an involuntary termination within three years after a change of control of the Company or within three months prior to such a change of control, we will pay Dr. Schleifer an amount equal to three times the sum of his annual base salary plus his average bonus over the prior three years. This amount will be paid in a lump sum severance payment. In addition, we will continue to provide Dr. Schleifer and his dependents medical, dental, and life insurance benefits for thirty-six months. Upon such an involuntary termination in connection with a change of control, Dr. Schleifer’s outstanding stock options will vest immediately and remain exercisable throughout their original term, which is generally ten years from the date of grant. If aggregate severance payments to Dr. Schleifer in connection with a change of control exceed certain thresholds set forth in the Internal Revenue Code, then we will pay him an additional amount to cover any resulting excise tax obligations, unless the excise taxes could be eliminated by reducing Dr. Schleifer’s cash severance payments and benefits under the agreement by less than ten percent, in which case such benefits and payments will be reduced accordingly.

     The following table reflects the potential payments to our Chief Executive Officer upon his termination, effective December 31, 2010, under different scenarios, including following a change of control, as well as upon death or disability.

Potential Severance Payments Under Dr. Schleifer’s Employment Agreement

						Value of
			Medical			Accelerated
	Cash		Insurance	Death	Disability	Stock	Cutback/	Total
	Severance		Continuation	Benefits (7)	Benefits	Options	Gross-up (8)	Amount
Involuntary Termination	$5,625,410	(2)	$141,080(3)	—	—	$8,633,750 (4)	$3,269,530	$17,669,770
Following a Change of
Control (1)
Involuntary Termination	$2,343,921	(5)	$70,540(6)	—	—	—	—	$2,414,461
Death	—		$70,540(6)	—	—	—	—	$70,540
Disability	—		$70,540(6)	—	$398,669 (8)	—	—	$469,209
____________________

(1)	For purposes of these calculations, (i) we used Dr. Schleifer’s 2010 base salary and the bonuses paid to Dr. Schleifer in 2008, 2009, and 2010, for performance in 2007, 2008, and 2009, respectively, (ii) we assumed that Dr. Schleifer received his bonus that was earned in 2010 and paid in 2011 which is described in the Summary Compensation Table on page 41, (iii) we took into consideration, for purposes of determining whether Dr. Schleifer was entitled to receive a gross-up payment under the terms of his employment agreement, the fact that Dr. Schleifer’s stock options continue to vest according to their original vesting schedule following an involuntary termination (other than in connection with a change of control), (iv) we assumed an 8% annual increase in medical, dental, and life insurance premiums for 2011, 2012, and 2013, (v) we assumed that the medical insurance benefits received in 2011, 2012, and 2013 would be taxable and that Dr. Schleifer would be eligible for a tax gross-up for these benefits under the terms of his employment agreement, (vi) although Dr. Schleifer’s employment agreement provides for restrictive covenants, including a six-month non-compete obligation, no specific value has been ascribed to these covenants solely for purposes of this calculation, and (vii) although certain payments to Dr. Schleifer would be subject to potential delays upon separation of service under Section 409A of the Internal Revenue Code, we did not attempt to determine which, if any, payments would be delayed.

(2)	Equal to three times the sum of (a) Dr. Schleifer’s 2010 base salary and (b) the average bonus paid to Dr. Schleifer over the prior three years.

(3)	Equal to the estimated cost of providing Dr. Schleifer and his dependents medical, dental, and life insurance benefits for thirty-six months.

(4)	Equal to the aggregate amount of the differences between the exercise prices of Dr. Schleifer’s accelerated stock options and the closing sales price per share of the Company’s common stock on the NASDAQ Global Select Market on December 31, 2010.

(5)	Equal to 1.25 times the sum of (a) Dr. Schleifer’s 2010 base salary and (b) the average bonus paid to Dr. Schleifer over the past three years. For purposes of this calculation, we used Dr. Schleifer’s bonuses paid in 2008, 2009, and 2010 for performance in 2007, 2008, and 2009.

(6)	Equal to the estimated cost of providing Dr. Schleifer and his dependents medical, dental, and life insurance benefits for eighteen months.

(7)	We maintain $1 million of term life insurance covering Dr. Schleifer payable to his designated beneficiary.

(8)
Under Dr. Schleifer’s employment agreement, if payments due in connection with a change in control are subject to excise taxes under Section 280G of the Internal Revenue Code, we will cut back the payments if the excise tax can be eliminated by reducing his cash severance payments and benefits by less that ten percent.  Otherwise, we will pay him an additional “gross up” amount so that his after-tax benefits are the same as though no excise tax had been applied.  We have determined that Dr. Schleifer would be entitled to an excise tax gross-up payment if he had been terminated on December 31, 2010 as a result of a change of control.

     Change in Control Severance Plan

     Each of the Named Officers, other than our Chief Executive Officer, participates in our change in control severance plan that was adopted by the board of directors on January 20, 2006. The purposes of the plan are (i) to help us retain key employees, (ii) to help maintain the focus of such employees on our business and to mitigate the distractions caused by the possibility that we may be the target of an acquisition, and (iii) to provide certain benefits to such employees in the event their employment is terminated (or constructively terminated) after, or in contemplation of, a change in control. On November 14, 2008, the change of control severance plan was amended and restated to bring it into compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

     Under the plan, each participant is entitled to receive a cash severance payment in an amount equal to one, or in designated cases, including with respect to the Named Officers other than Dr. Schleifer, two, times the sum of the participant’s annual base salary and his or her average bonus over the prior three years if, within twenty-four months after or six months before a change in control, either the participant resigns his or her employment for Good Reason (as defined in the plan) or the participant’s employment is terminated by the Company for any reason other than Cause (as defined in the plan). This amount will be paid in a lump sum severance payment. A participant so terminated is also entitled to receive a pro rata bonus for the year in which he or she is terminated based on the portion of the year the participant was employed by us. In addition, for either one or two years, as the case may be, plan participants will receive continuation of health care coverage and welfare benefits provided by us, to the extent permitted by our benefit plans, at a cost no greater than what the participant’s cost would have been if he or she had continued his or her employment with the Company.

     In the event that a plan participant resigns his or her employment for Good Reason (which generally conforms to the definition in Section 409A), or the participant’s employment is terminated by the Company for any reason other than Cause, in either case within twenty-four months after or six months before a change in control, then the participant’s stock options and other equity awards granted under our long-term incentive plans that would have vested prior to or upon the change in control will become vested on the change in control date, and the exercise period of such equity awards, and other equity awards held by the participant that otherwise would have expired, will be extended to the later of (i) thirty days following the first date after a change in control in which the shares underlying the equity award may be traded, and (ii) the permitted exercise date in the plan or grant assuming the change in control happened immediately prior to the participant’s termination. However, in no event will any stock option or other equity award be extended (i) beyond the expiration date of the grant, or (ii) such that the grant will be subject to the additional tax under Section 409A of the Internal Revenue Code.

     In the event that a participant would become subject to a “golden parachute” excise tax under Section 4999 of the Internal Revenue Code as a result of severance benefits and payments, the severance benefits and payments owed to the participant shall be reduced to an amount one dollar less than the amount that would subject the participant to the excise tax, unless the total severance benefits/payments net of the excise taxes are greater than the amount that the participant would receive following any such reduction.

     The following table shows the potential payments to our Named Officers (other than our Chief Executive Officer), upon their termination (other than for Cause) or resignation for Good Reason, in the two years following, or the six months prior to, a change of control. The table assumes an effective termination or resignation date of December 31, 2010.

Potential Payments Under Change of Control Severance Plan

			Value of
		Medical	Accelerated Stock
	Cash	Insurance	Options/Restricted	Total
	Severance (1)	Continuation (2)	Stock (3)	Amount (4)
George D. Yancopoulos, M.D., Ph.D. (4)	$2,997,570	$79,828	$43,443,025	$46,520,423
Murray A. Goldberg (4)	1,562,015	65,552	4,604,893	6,232,460
Neil Stahl, Ph.D. (4)	1,913,692	37,864	8,338,968	10,290,524
Daniel Van Plew (4)	1,057,522	79,747	2,574,225	3,711,494
____________________

(1)	Equal to two times the sum of (a) the Named Officer’s 2010 base salary and (b) the average bonus paid to the Named Officer over the prior three years.

(2)	Equal to the estimated cost of providing each Named Officer and his dependents medical, dental, disability, and life insurance coverage for twenty-four months, plus the estimated cost of providing each Named Officer tax and financial planning advisory services for twenty-four months.

(3)	For stock options, equal to the aggregate amount of the differences between the exercise prices of each Named Officer’s accelerated “in-the-money” stock options and the closing sales price per share of the Company’s common stock on the NASDAQ Global Select Market on December 31, 2010 of $32.83. The amounts include the acceleration of the stock options granted to the Named Officers (other than Mr. Van Plew) in January 2005 as part of a stock option exchange program and the performance based stock options granted to the Named Officers in December 2008, December 2009, and December 2010. For Dr. Yancopoulos, the amount also includes the value as of December 31, 2010 of the unvested restricted stock granted to him in December 2007.

(4)	For purposes of these calculations, (i) we used base salaries paid to the Named Officers in 2010, and bonuses paid to the Named Officers in 2008, 2009, and 2010, for performance in 2007, 2008, and 2009, respectively, (ii) we assumed that each Named Officer received his bonus that was earned in 2010 and paid in 2011 which is described in the Summary Compensation Table on page 41, (iii) we took into consideration, for purposes of determining whether each Named Officer was subject to a reduction under the terms of the change in control severance plan, the fact that each Named Officer’s stock options vest following an involuntary termination without Cause or termination for Good Reason following a change in control (parachute payments for time vesting stock options and restricted stock were valued using Internal Revenue Code Treas. Reg. Section 1.28G-1 Q&A 24(c)), (iv) we assumed an 8% annual increase in medical, dental, disability, and life insurance premiums and employer cost of tax and financial planning advisory services for 2011 and 2012, (v) we assumed that the medical insurance benefits received in 2011 and 2012 would be taxable and that the Named Officers would be eligible for a tax gross-up for these benefits under the terms of the change in control severance plan, (vi) although the change in control severance plan provides for restrictive covenants, including a one-year covenant prohibiting the solicitation of company employees, no specific value has been ascribed to these covenants, and (vii) although certain payments to the Named Officers would be subject to potential delays upon separation of service under Section 409A of the Internal Revenue Code, we did not attempt to determine which, if any, payments would be delayed.

OTHER MATTERS

When are shareholder proposals due for the 2012 Annual Meeting of Shareholders?

     A shareholder wishing to present a proposal at the 2012 Annual Meeting of Shareholders must submit the proposal in writing and it must be received by the Company at its principal executive offices at 777 Old Saw Mill River Road, Tarrytown, New York 10591 by December 31, 2011, and must satisfy the other conditions established by the Securities and Exchange Commission, in order for such proposal to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting.

     Under our By-Laws, proposals of shareholders intended to be submitted for a formal vote (other than proposals to be included in our proxy statement) at the 2012 Annual Meeting may be made only by a shareholder of record who has given notice of the proposal to the Secretary of the Company at our principal executive offices no earlier than 90 days and no later than 60 days prior to the meeting; provided that if less than 70 days notice or public disclosure of the date of the 2012 Annual Meeting is given or made to shareholders, notice by the shareholder in order to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the annual meeting was first mailed or such public disclosure of the annual meeting was made, whichever first occurs. The notice must contain certain information as specified in our By-Laws. Assuming our 2012 Annual Meeting is held on June 8, 2012 in accordance with the Company’s past practice, and at least 70 days’ notice or prior public disclosure of the date of the 2012 Annual Meeting is given or made to shareholders, notice of such proposals would need to be given no earlier than March 10, 2012 and no later than April 9, 2012. Any proposal received outside of such dates will not be considered “timely” under the federal proxy rules for purposes of determining whether we may use discretionary authority to vote on such proposal.

What happens if multiple shareholders share an address?

     Applicable rules permit brokerage firms and the Company to send one Notice of Internet Availability of Proxy Materials (or one annual report, proxy statement, and Notice of Internet Availability of Proxy Materials in the case of shareholders who have elected to receive paper copies of our proxy materials) to multiple shareholders who share the same address under certain circumstances. This practice is known as “householding.” We believe that householding will provide greater convenience for our shareholders, as well as cost savings for us by reducing the number of duplicate documents that are sent to your home. Consequently, we have implemented the practice of householding for shares held in “street name” and intend to deliver only one copy of the applicable proxy materials to multiple shareholders sharing the same address. If you wish to receive separate copies of the proxy statement for the 2011 Annual Meeting, the 2010 annual report, or the Notice of Internet Availability of Proxy Materials, you may find these materials at our internet website (www.regeneron.com) or you may stop householding for your account and receive separate printed copies of these materials by contacting our Investor Relations Department, at Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591, or by calling us at 914-345-7400 and these materials will be promptly delivered to you. If you hold shares registered in your name (sometimes called a shareholder of record), you can elect householding for your account by contacting us in the same manner described above. Any shareholder may stop householding for your account by contacting our Investor Relations Department at the address and/or phone number included above. If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation and each shareholder at your address will receive individual copies of our disclosure documents.

Are there any other matters to be addressed at the Annual Meeting?

     We know of no other matters to be brought before the Annual Meeting, except as set forth in this proxy statement. If any other matter is properly presented at the Annual Meeting upon which a vote may properly be taken, shares represented by duly executed and timely submitted proxies will be voted on any such matter in accordance with the judgment of the persons named as proxies in the enclosed proxy card. Discretionary authority for them to do so is contained in the enclosed proxy card.

Who will pay the costs related to this proxy statement and the Annual Meeting?

     The solicitation of proxies is being made on behalf of the Company and we will bear the costs of the solicitation. We will be responsible for paying for all expenses to prepare, print and mail the proxy materials to shareholders. In accordance with the regulations of the Securities and Exchange Commission, we will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy materials to their principals and will reimburse them for their reasonable expenses in so doing. In addition to the solicitation by use of the mails and the Internet, certain of our officers, directors, and employees may solicit the return of proxies by telephone, email or personal interviews.

How can you receive a printed copy of the Company’s Annual Report on Form 10-K?

     Interested shareholders may obtain without charge a copy of our Annual Report on Form 10-K (without exhibits), which includes our audited financial statements for the fiscal year ended December 31, 2010, required to be filed with the Securities and Exchange Commission, by making a written request to Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Investor Relations, or by calling our Investor Relations Department at (914) 345-7400.

How do you elect to receive future proxy materials electronically?

     If you previously requested to receive proxy materials through the mail, or by means of an e-mail with links to the proxy materials and the proxy voting website, your election will remain in effect until you revoke it. Shareholders currently receiving paper copies of our proxy materials and shareholders who received a paper copy of the Notice of Internet Availability of Proxy Materials, may instead elect to receive all future proxy materials electronically through an e-mail with a link to these documents on the Internet. Receiving these documents online conserves resources, saves the Company the cost of producing and mailing documents to your home or business, and gives you an automatic link to the proxy voting site.

     If your shares are registered in your name or you hold shares in the Company Stock Fund in the Company’s 401(k) Savings Plan, to enroll in the electronic delivery service, vote your shares through the Internet at www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. If your shares are not registered in your name, to enroll in the electronic delivery service, check the information provided to you by your bank or broker, or contact your bank or broker for instructions on how to elect to view future proxy statements and annual reports over the Internet.

APPENDIX A

REGENERON PHARMACEUTICALS, INC.
SECOND AMENDED AND RESTATED 2000 LONG-TERM INCENTIVE PLAN

1. Purpose; Establishment

     The Regeneron Pharmaceuticals, Inc. Second Amended and Restated 2000 Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of the Company (as defined below) and its shareholders by providing officers and other employees of the Company (including directors who are also employees of the Company) with appropriate incentives and rewards to encourage them to enter into and continue in the employ of the Company and to acquire a proprietary interest in the long-term success of the Company; to compensate the Company’s nonemployee directors and provide incentives to such nonemployee directors that are directly linked to increases in stock value; and to reward the performance of individual officers, other employees, consultants and nonemployee directors in fulfilling their personal responsibilities for long-range achievements.

     The Plan was adopted and approved by the Board of Directors (defined below) on April 25, 2000 and became effective as of such date, subject to the approval of the shareholders of the Company which occurred on June 9, 2000. Thereafter, and prior to the adoption and approval of this Second Amended and Restated 2000 Long-Term Incentive Plan, the Plan was amended and restated from time to time by the Board of Directors and such amendments and restatements were approved by the shareholders of the Company.

2. Definitions

     As used in the Plan, the following definitions apply to the terms indicated below:

(a)	“Affiliate” means any entity if, at the time of granting of an Award (A) the Company, directly or indirectly, owns at least 50% of the combined voting power of all classes of stock of such entity or at least 50% of the ownership interests in such entity or (B) such entity, directly or indirectly, owns at least 50% of the combined voting power of all classes of stock of the Company.

(b)	“Agreement” shall mean the written agreement between the Company and a Participant evidencing an Award.

(c)	“Award” shall mean any Option, Restricted Stock, Phantom Stock, Stock Bonus or Other Award granted pursuant to the terms of the Plan.

(d)	“Board of Directors” shall mean the Board of Directors of Regeneron Pharmaceuticals, Inc.

(e)	A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(1) any Person is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 20% or more of the Company’s then outstanding securities, excluding any Person who is an officer or director of the Company or who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (3) below; or

(2) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(3) there is consummated a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(4) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(g)	“Committee” shall mean, at the discretion of the Board of Directors, the full Board of Directors or a committee of the Board of Directors, which shall consist of two or more persons, each of whom, unless otherwise determined by the Board of Directors, is an “outside director” within the meaning of Section 162(m) of the Code and a “nonemployee director” within the meaning of Rule 16b-3.

(h)	“Company” shall mean Regeneron Pharmaceuticals, Inc., a New York corporation, and, where appropriate, each of its Affiliates.

(i)	“Company Stock” shall mean the common stock of the Company, par value $.001 per share.

(j)	“Covered Employee” shall have the meaning set forth in Section 162(m) of the Code.

(k)	“Effective Date” shall mean April 25, 2000.

(l)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(m)	The “Fair Market Value” of a share of Company Stock, as of a date of determination, shall mean (1) the average of the high and low sales price per share of Company Stock on the national securities exchange or national market system on which such stock is principally traded on such date or, if such date is not a trading day, on the last preceding date on which there was a sale of such stock on such exchange, or (2) if the shares of Company Stock are not then listed on a national securities exchange or national market system, or the value of such shares is not otherwise determinable, such value as determined by the Committee in good faith.

(n)	“Incentive Stock Option” shall mean an Option that is an “incentive stock option” within the meaning of Section 422 of the Code, or any successor provision, and that is designated by the Committee as an Incentive Stock Option.

(o)	“Nonemployee Director” shall mean a member of the Board of Directors who is not an employee of the Company.

(p)	“Nonqualified Stock Option” shall mean an Option other than an Incentive Stock Option.

(q)	“Option” shall mean an option to purchase shares of Company Stock granted pursuant to Section 7 (or, with respect to a Nonemployee Director, pursuant to Section 12 hereof).

(r)	“Other Award” shall mean an award granted pursuant to Section 11 hereof.

(s)	“Participant” shall mean an employee or consultant of the Company to whom an Award is granted pursuant to the Plan, or upon the death of the employee or consultant, his or her successors, heirs, executors and administrators, as the case may be.

(t)	“Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(u)	“Phantom Stock” shall mean the right, granted pursuant to Section 9, to receive in cash or shares the Fair Market Value of a share of Company Stock.

(v)	“Restricted Stock” shall mean a share of Company Stock which is granted pursuant to the terms of Section 8 hereof and which is subject to the restrictions set forth in Section 8(d).

(w)	“Rule 16b-3” shall mean the Rule 16b-3 promulgated under the Exchange Act, as amended from time to time.

(x)	“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

(y)	“Stock Bonus” shall mean a bonus payable in shares of Company Stock granted pursuant to Section 10.

(z)	“Subsidiary” shall mean a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

(aa)	“Vesting Date” shall mean the date established by the Committee on which a share of Restricted Stock or Phantom Stock may vest.

3. Stock Subject to the Plan

(a)	Shares Available for Awards

     The shares of Company Stock that may be issued with respect to Awards made under the Plan may be authorized but unissued Company Stock or authorized and issued Company Stock held in the Company treasury (including authorized and issued shares of Company Stock acquired or purchased by the Company and held by the Company as treasury shares).

     Subject to the subsequent provisions of this Section 3, including the adjustment provisions contained herein, the maximum number of shares of Company Stock that may be delivered pursuant to Awards made under the Plan shall equal the sum of: (i) 13,059,196 shares of Company Stock; (ii) 22,337,847 shares of Company Stock (which represent the number of shares subject to Awards outstanding under the Plan as of April 1, 2011); and (iii) any shares of Company Stock that again become available for Awards pursuant to Section 3(e) below. Notwithstanding the foregoing, the maximum number of shares of Company Stock that may be issued pursuant to Incentive Stock Options shall be 28,500,000 shares.

(b)	Individual Limitation

     To the extent required by Section 162(m) of the Code, the total number of shares of Company Stock subject to Awards (including Awards which may be payable in cash but denominated as shares of Company Stock, i.e., Phantom Stock), awarded to any employee shall not exceed 1,500,000 shares during any tax year of the Company in which the employee first becomes employed by the Company or a Subsidiary, or 1,000,000 shares in any other tax year of the Company (in each case subject to adjustment as provided herein). In addition, for any tax year of the Company, the maximum number of shares of Restricted Stock that may be granted to a Covered Employee for which the lapse of the restrictions of Section 8(d) is subject to the attainment of preestablished performance goals in accordance with Section 8(j) shall not exceed 200,000 (subject to adjustment as provided herein).

(c)	Adjustment for Change in Capitalization

     In the event that any dividend or other distribution is declared (whether in the form of cash, Company Stock, or other property), or there occurs any recapitalization, Company Stock split, reverse Company Stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, unless the Committee determines that it is otherwise inappropriate, (1) the number and kind of shares of Company Stock which may thereafter be issued in connection with Awards, (2) the number and kind of shares of Company Stock issued or issuable in respect of outstanding Awards, (3) the exercise price, grant price or purchase price relating to any Award, and (4) the maximum number of shares subject to Awards which may be awarded to any employee during any tax year of the Company shall be equitably adjusted as necessary to prevent the dilution or enlargement of the rights of Participants and Nonemployee Directors without change in the aggregate purchase price; provided that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424 of the Code.

(d)	Adjustment for Change or Exchange of Shares for Other Consideration

     In the event the outstanding shares of Company Stock shall be changed into or exchanged for any other class or series of capital stock or cash, securities or other property pursuant to a recapitalization, reclassification, merger, consolidation, combination or similar transaction (“Transaction”), then, unless otherwise determined by the Committee in its sole and absolute discretion, (1) each Option shall thereafter become exercisable for the number and/or kind of capital stock, and/or the amount of cash, securities or other property so distributed, into which the shares of Company Stock subject to the Option would have been changed or exchanged had the Option been exercised in full prior to such transaction, provided that, if the kind or amount of capital stock or cash, securities or other property received in such transaction is not the same for each outstanding share, then the kind or amount of capital stock or cash, securities or other property for which the Option shall thereafter become exercisable (or the other Award shall thereafter represent) shall be the kind and amount so receivable per share by a plurality of the shares of Company Stock, and provided further that, if necessary, the provisions of the Option shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of capital stock, cash, securities or other property thereafter issuable or deliverable upon exercise of the Option, and (2) each Award that is not an Option and that is not automatically changed in connection with the Transaction shall represent the number and/or kind of shares of capital stock, and/or the amount of cash, securities or other property so distributed, into which the number of shares of Company Stock covered by the Award would have been changed or exchanged had they been held by a shareholder of the Company.

(e)	Reuse of Shares

     The following shares of Company Stock shall again become available for Awards: (1) any shares subject to an Award that remain unissued upon the cancellation, surrender, exchange or termination of such award for any reason whatsoever and any shares of Restricted Stock forfeited, and (2) any previously owned or withheld shares of Company Stock obtained by the Participant pursuant to an Option exercise and received by the Company (whether by actual delivery or attestation) in exchange for Option shares upon a Participant’s exercise of an Option, as permitted under Section 7(c)(3) hereof.

     4. Administration of the Plan

     The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, exchanged, or surrendered; to make adjustments in the performance goals in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company (to the extent not inconsistent with Section 162(m) of the Code, if applicable), or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

     The Committee may, in its sole and absolute discretion, without amendment to the Plan, (a) accelerate the date on which any Option granted under the Plan becomes exercisable, waive or amend the operation of Plan provisions respecting exercise after termination of employment or otherwise adjust any of the terms of such Option, and (b) subject to Section (b) hereof, accelerate the Vesting Date, or waive any condition imposed hereunder, with respect to any share of Restricted Stock, Phantom Stock or other Award or otherwise adjust any of the terms applicable to any such Award. Except pursuant to the operation of Section 3(c) or 3(d), the Committee shall not have the authority to decrease the exercise price of Options granted under the Plan.

5. Eligibility

     The persons who shall be eligible to receive Awards pursuant to the Plan shall be such employees of the Company (including officers of the Company, whether or not they are directors of the Company), Nonemployee Directors and nonemployee service providers and consultants, in each case as the Committee shall select from time to time. Nonqualified Stock Options shall be granted to Nonemployee Directors in accordance with the provisions of Section 12 hereof and as otherwise determined by the Committee. The grant of any Award hereunder at any time to any employee, service provider or consultant shall not entitle such person to a grant of an Award at any future time.

6. Awards Under the Plan; Agreement

     The Committee may grant Options, shares of Restricted Stock, shares of Phantom Stock, Stock Bonuses and Other Awards in such amounts and with such terms and conditions as the Committee shall determine, subject to the provisions of the Plan. Nonqualified Stock Options shall be granted to Nonemployee Directors in accordance with Section 12 hereof.

     Each Award granted under the Plan (except an unconditional Stock Bonus) shall be evidenced by an Agreement which shall contain such provisions as the Committee may in its sole discretion deem necessary or desirable which are not in conflict with the terms of the Plan. By accepting an Award, a Participant thereby agrees that the award shall be subject to all of the terms and provisions of the Plan and the applicable Agreement.

7. Options

(a)	Identification of Options

Each Option shall be clearly identified in the applicable Agreement as either an Incentive Stock Option or a Nonqualified Stock Option.

(b)	Exercise Price

Each Agreement with respect to an Option shall set forth the amount (the “option exercise price”) payable by the grantee to the Company upon exercise of the Option. The option exercise price per share shall be determined by the Committee; provided, however, that the option exercise price shall in no event be less than the Fair Market Value of a share of Company Stock on the date the Option is granted.

(c)	Term and Exercise of Options

(1) Unless the applicable Agreement provides otherwise, an Option shall become cumulatively exercisable as to 20% of the shares covered thereby on each of the first, second, third, fourth, and fifth anniversaries of the date of grant. The Committee shall determine the expiration date of each Option; provided, however, that no Incentive Stock Option shall be exercisable more than ten (10) years after the date of grant.

	(2)	To the extent that an Option to purchase shares is not exercised by a Participant when it becomes initially exercisable, it shall not expire but carry forward and shall be exercisable until its expiration or as provided by Section 7(e) hereof. If any Option is exercisable in the amount of one hundred (100) or more full shares of Company stock, the Company shall not be obligated to permit the partial exercise of such exercisable Option for less than one hundred (100) full shares.

	(3)	An Option shall be exercised by delivering notice as specified in the Agreement on the form of notice provided by the Company. Payment for shares of Company Stock purchased upon the exercise of an Option shall be made on the effective date of such exercise by one or a combination of the following means: (A) in cash or by personal check, certified check, bank cashier’s check or wire transfer; (B) in shares of Company Stock owned by the Participant for at least six months prior to the date of exercise and valued at their Fair Market Value on the effective date of such exercise; or (C) by any such other methods as the Committee may from time to time authorize. In the case of a Participant or Nonemployee Director who is subject to Section 16 of the Exchange Act, the Company may require that the method of making such payment be in compliance with Section 16 and the rules and regulations thereunder. Any payment in shares of Company Stock shall be effected by the delivery of such shares to the Secretary of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidences as the Secretary of the Company shall require.

	(4)	Certificates for shares of Company Stock purchased upon the exercise of an Option shall be issued in the name of or for the account of the Participant, Nonemployee Director or other person entitled to receive such shares, and delivered to the Participant, Nonemployee Director or such other person as soon as practicable following the effective date on which the Option is exercised.

(d)	Limitations on Incentive Stock Options

	(1)	To the extent that the aggregate Fair Market Value of shares of Company Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company or a Subsidiary shall exceed $100,000, such Options shall be treated as Nonqualified Stock Options. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.

	(2)	No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns (or is deemed to own under the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company unless (A) the exercise price of such Incentive Stock Option is at least 110% of the Fair Market Value of a share of Company Stock at the time such Incentive Stock Option is granted, and (B) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

(e)	Effect of Termination of Employment

	(1)	In the event that the employment of a Participant with the Company shall terminate for any reason other than (A) Cause, as defined in the Agreement, or (B) death, the Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable for such period as may be provided in the Agreement (or as may be provided by the Committee), but in no event following the expiration of its term. The treatment of any Option that remains unexercisable as of the date of termination shall be as set forth in the Agreement (or as may be otherwise determined by the Committee).

	(2)	In the event that the employment of a Participant with the Company shall terminate on account of the death of the Participant, all Options granted to such Participant that remain outstanding as of the date of death, shall become fully exercisable and shall remain exercisable by the Participant’s legal representatives, heirs or legatees for such period as may be provided in the Agreement (or as otherwise may be determined by the Committee), but in no event following the expiration of its term. Cessation of active employment or service due to commencement of long-term disability as determined by the Committee shall not be deemed to constitute a termination of employment or service for purposes of the Plan, and during the continuance of such long-term disability the individual shall be deemed to continue active employment or service with the Company; provided, however, that the Committee may in its sole discretion determine that a Participant’s long-term disability constitutes a permanent disability and may deem such permanent disability to be a termination of employment or service for any or all purposes under this Plan.

(3) In the event of the termination of a Participant’s employment for Cause, as defined in the Agreement, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.

(f)	Acceleration of Exercise Date Upon Change in Control

The Committee in its sole and absolute discretion may provide, either at the time of grant as provided in the Agreement or thereafter, that upon the occurrence of a Change in Control, an Option granted under the Plan and outstanding at such time shall (1) become immediately exercisable in whole or in part (in which case the Committee shall determine the period during which such Option shall remain exercisable), and/or (2) be canceled in exchange for the right to receive property equivalent in value to such Option, as determined by the Committee.

(g)	Leave of Absence

In the case of any Participant on an approved leave of absence, the Committee may make such provision respecting the continuance of the Option while in the employ or service of the Company as it may deem equitable, except that in no event may an Option be exercised after its expiration.

8. Restricted Stock

(a)	Price

At the time of the grant of shares of Restricted Stock, the Committee shall determine the price, if any, to be paid by the Participant for each share of Restricted Stock subject to the Award.

(b)	Vesting Date

Subject to Section 31 hereof, at the time of the grant of shares of Restricted Stock, the Committee shall establish a Vesting Date or Vesting Dates with respect to such shares. The Committee may divide such shares into classes and assign a different Vesting Date for each class. Provided that all conditions to the vesting of a share of Restricted Stock imposed pursuant to Section 8(c) are satisfied, and except as provided in Section 8(h), upon the occurrence of the Vesting Date with respect to a share of Restricted Stock, such share shall vest and the restrictions of Section 8(d) shall lapse.

(c)	Conditions to Vesting

Subject to Section 31 hereof, at the time of the grant of shares of Restricted Stock, the Committee may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate.

(d)	Restrictions on Transfer Prior to Vesting

Prior to the vesting of a share of Restricted Stock, no transfer of a Participant’s rights with respect to such share, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Immediately upon any attempt to transfer such rights, such share, and all of the rights related thereto, shall be forfeited by the Participant.

(e)	Dividends on Restricted Stock

The Committee in its discretion may require that any dividends paid on shares of Restricted Stock be held in escrow until all restrictions on such shares have lapsed.

(f)	Issuance of Certificates

(1) Reasonably promptly after the date of grant with respect to shares of Restricted Stock, the Company shall cause to be issued a stock certificate, registered in the name of or for the account of the Participant to whom such shares were granted, evidencing such shares. Each such stock certificate shall bear the following legend:

The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture provisions and restrictions against transfer) contained in the Regeneron Pharmaceuticals, Inc. Second Amended and Restated 2000 Long Term Incentive Plan and an Agreement entered into between the registered owner of such shares and the Company. A copy of the Plan and Agreement is on file in the office of the Secretary of the Company, 777 Old Saw Mill River Road, Tarrytown, New York 10591-6707.

Such legend shall not be removed until such shares vest pursuant to the terms hereof.

(2) Each certificate issued pursuant to this Section 8(f), together with the stock powers relating to the shares of Restricted Stock evidenced by such certificate, shall be held by the Company unless the Committee determines otherwise.

(g)	Consequences of Vesting

Upon the vesting of a share of Restricted Stock pursuant to the terms hereof, the restrictions of Section 8(d) shall lapse with respect to such share. Reasonably promptly after a share of Restricted Stock vests, the Company shall cause to be delivered to the Participant to whom such shares were granted, a certificate evidencing such share, free of the legend set forth in Section 8(f).

(h)	Effect of Termination of Employment

(1) Except as the Committee in its sole and absolute discretion may otherwise provide in the applicable Agreement, and subject to the Committee’s amendment authority pursuant to Section 4, upon the termination of a Participant’s employment for any reason other than Cause, any and all shares to which restrictions on transferability apply shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company; provided that if the Committee, in its sole and absolute discretion, shall within thirty (30) days after such termination of employment notify the Participant in writing of its decision not to terminate the Participant’s rights in such shares, then the Participant shall continue to be the owner of such shares subject to such continuing restrictions as the Committee may prescribe in such notice. In the event of a forfeiture of shares pursuant to this section, the Company shall repay to the Participant (or the Participant’s estate) any amount paid by the Participant for such shares. In the event that the Company requires a return of shares, it shall also have the right to require the return of all dividends paid on such shares, whether by termination of any escrow arrangement under which such dividends are held or otherwise.

(2) In the event of the termination of a Participant’s employment for Cause, all shares of Restricted Stock granted to such Participant which have not vested as of the date of such termination shall immediately be returned to the Company, together with any dividends paid on such shares, in return for which the Company shall repay to the Participant any amount paid by the Participant for such shares.

(i)	Effect of Change in Control

The Committee in its sole and absolute discretion may provide, either at the time of grant or thereafter, that upon the occurrence of a Change in Control, shares of Restricted Stock which have not theretofore vested shall immediately vest in whole or in part and all restrictions on such shares shall immediately lapse in whole or in part.

(j)	Special Provisions Regarding Awards

Notwithstanding anything to the contrary contained herein, Restricted Stock granted pursuant to this Section 8 to Covered Employees may be based on the attainment by the Company of performance goals pre-established by the Committee, based on one or more of the following criteria (in each case, as determined in accordance with generally accepted accounting principles): (1) return on total shareholder equity; (2) earnings per share of Company Stock; (3) net income (before or after taxes); (4) earnings before interest, taxes, depreciation and amortization; (5) revenues; (6) return on assets; (7) market share; (8) cost reduction goals; (9) any combination of, or a specified increase in, any of the foregoing; (10) the achievement of certain target levels of discovery and/or development of products, including, without limitation, the regulatory approval of new products; (11) the achievement of certain target levels of sales of new products or licensing in or out of new drugs; (12) the achievement of certain research and development objectives; (13) the formation of joint ventures, research or development collaborations, or the completion of other corporate transactions; and (14) such other criteria as the shareholders of the Company may approve. In addition, such performance goals may be based upon the attainment of specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for shareholder approval), the Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend the aforementioned business criteria. Such shares of Restricted Stock shall be released from restrictions only after the attainment of such performance measures has been certified by the Committee.

9. Phantom Stock

(a)	Vesting Date

Subject to Section 31 hereof, at the time of the grant of shares of Phantom Stock, the Committee shall establish a Vesting Date or Vesting Dates with respect to such shares. The Committee may divide such shares into classes and assign a different Vesting Date for each class. Provided that all conditions to the vesting of a share of Phantom Stock imposed pursuant to Section 9(c) are satisfied, and except as provided in Section 9(d), upon the occurrence of the Vesting Date with respect to a share of Phantom Stock, such share shall vest.

(b)	Benefit Upon Vesting

Upon the vesting of a share of Phantom Stock, the Participant shall be entitled to receive, within thirty (30) days of the date on which such share vests, an amount, in cash and/or shares of Company Stock, as determined by the Committee, equal to the sum of (1) the Fair Market Value of a share of Company Stock on the date on which such share of Phantom Stock vests, and (2) the aggregate amount of cash dividends paid with respect to a share of Company Stock during the period commencing on the date on which the share of Phantom Stock was granted and terminating on the date on which such share vests.

(c)	Conditions to Vesting

Subject to Section 31 hereof, at the time of the grant of shares of Phantom Stock, the Committee may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate, to be contained in the Agreement.

(d)	Effect of Termination of Employment

Except as the Committee in its sole and absolute discretion may otherwise provide in the applicable Agreement, and subject to the Committee’s amendment authority pursuant to Section 4, shares of Phantom Stock that have not vested, together with any dividends credited on such shares, shall be forfeited upon the Participant’s termination of employment for any reason.

(e)	Effect of Change in Control

The Committee in its sole and absolute discretion may provide, either at the time of grant or thereafter, that upon the occurrence of a Change in Control, outstanding shares of Phantom Stock which have not theretofore vested shall immediately vest in whole or in part and payment in respect of such vested shares shall be made in accordance with the terms of this Plan.

(f)	Special Provisions Regarding Awards

Notwithstanding anything to the contrary contained herein, the vesting of Phantom Stock granted pursuant to this Section 9 to Covered Employees may be based on the attainment by the Company of one or more of the performance criteria set forth in Section 8(j) hereof, in each case, as determined in accordance with generally accepted accounting principles. No payment in respect of any such Phantom Stock award shall be paid to a Covered Employee until the attainment of the respective performance measures have been certified by the Committee.

10. Stock Bonuses

     In the event that the Committee grants a Stock Bonus, a certificate for the shares of Company Stock constituting such Stock Bonus shall be issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is payable. Covered Employees shall be eligible to receive Stock Bonus grants hereunder only after a determination of eligibility is made by the Committee, in its sole discretion.

11. Other Awards

     Other forms of Awards (“Other Awards”) valued in whole or in part by reference to, or otherwise based on, Company Stock may be granted either alone or in addition to other Awards under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Awards shall be granted, the number of shares of Company Stock to be granted pursuant to such Other Awards and all other conditions of such Other Awards, subject to Section 31 hereof.

12. Nonemployee Director Formula Stock Options

     The provisions of this Section 12 shall apply only to grants of Nonqualified Stock Options to Nonemployee Directors.

(a)	General

Nonemployee Directors shall receive Nonqualified Stock Options under the Plan. The exercise price per share of Company Stock purchasable pursuant to a Nonqualified Stock Option granted to a Nonemployee Director shall be the Fair Market Value of a share of Company Stock on the date of grant.

(b)	Timing of Grant

On the first business day (i.e., a day other than Saturday, Sunday or any other day in which the securities exchange on which the Company Stock trades is closed) following January 1 of each calendar year, each then serving Nonemployee Director shall be automatically granted a Nonqualified Stock Option to purchase 15,000 shares of Company Stock. In addition, on the date that shareholders approve this Plan, each then Nonemployee Director shall be automatically granted a Nonqualified Stock Option to purchase 5,000 shares of Company Stock.

(c)	Method and Time of Payment

Each Nonqualified Stock Option granted under this Section 12 shall be exercised in the manner described in Section 7(c)(3).

(d)	Term and Exercisability

Each Nonqualified Stock Option granted under this Section 12 shall (1) become cumulatively exercisable as to 33-1/3% of the shares covered thereby on each of the first, second and third anniversaries of the date that the Nonqualified Stock Option is granted and (2) expire ten years from the date of grant. The exercisability of each Nonqualified Stock Option granted to a Nonemployee Director shall be subject to an acceleration of exercisability upon a Change in Control as described in Section 7(f).

(e)	Termination

Except as the Committee in its sole and absolute discretion may otherwise provide in an applicable Agreement, and subject to the Committee’s amendment authority pursuant to Section 4, in the event of the termination of a Nonemployee Director’s service with the Company other than for Cause, as defined in the Agreement, any outstanding Nonqualified Stock Option held by such Nonemployee Director under this Section 12, to the extent that it is exercisable on the date of such termination, may be exercised by such Nonemployee Director (or, if applicable, by his or her executors, administrator, legatees or distributees) during such period as may be provided in the Agreement (or as may be otherwise determined by the Committee) but in no event following the expiration of such Nonqualified Stock Option, and the remainder of the Nonqualified Stock Option which is not exercisable on the date of such termination, shall expire at the commencement of business on the date of such termination. In the event of the termination of a Nonemployee Director’s service with the Company for Cause, as defined in the Agreement, all outstanding Nonqualified Stock Options granted to such Nonemployee Director shall expire at the commencement of business on the date of such termination. For purposes of the Plan, any termination of a Nonemployee Director’s service with the Company shall not be deemed to occur if the Nonemployee Director continues to serve as consultant, employee or in any other capacity.

13. Rights as a Shareholder

     No person shall have any rights as a shareholder with respect to any shares of Company Stock covered by or relating to any Award until the date of issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 3(c), no adjustment to any Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

14. No Employment Rights; No Right to Award

     Nothing contained in the Plan or any Agreement shall confer upon any Participant any right with respect to the continuation of employment by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant.

     No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a participant at any time shall neither require the Committee to grant any other Award to such Participant or other person at any time or preclude the Committee from making subsequent grants to such Participant or any other person.

15. Securities Matters

(a)	The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any interests in the Plan or any shares of Company Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Company Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Company Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

(b)	The transfer of any shares of Company Stock hereunder shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded. The Committee may, in its sole discretion, defer the effectiveness of any transfer of shares of Company Stock hereunder in order to allow the issuance of such shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Committee shall inform the Participant in writing of its decision to defer the effectiveness of a transfer. During the period of such deferral in connection with the exercise of an Option, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

16. Withholding Taxes

     Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto.

     Whenever shares of Company Stock are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. With the approval of the Committee, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Company Stock having a value equal to the minimum amount of tax required to be withheld. Such shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an Award.

17. Notification of Election Under Section 83(b) of the Code

     If any Participant shall, in connection with the acquisition of shares of Company Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service.

18. Notification Upon Disqualifying Disposition Under Section 421(b) of the Code

     Each Agreement with respect to an Incentive Stock Option shall require the Participant to notify the Company of any disposition of shares of Company Stock issued pursuant to the exercise of such Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within ten (10) days of such disposition.

19. Amendment or Termination of the Plan

     The Board of Directors may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that shareholder approval shall be required if and to the extent the Board of Directors determines that such approval is appropriate for purposes of satisfying Sections 162(m) or 422 of the Code or Rule 16b-3 or other applicable law. Awards may be granted under the Plan prior to the receipt of such shareholder approval but each such grant shall be subject in its entirety to such approval and no award may be exercised, vested or otherwise satisfied prior to the receipt of such approval. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority pursuant to Section 4, which discretion may be exercised without amendment to the Plan. No action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any outstanding Award.

20. Transferability

     Upon the death of a Participant or Nonemployee Director, outstanding Awards granted to such Participant or Nonemployee Director may be exercised only by the executor or administrator of the Participant’s or Nonemployee Director’s estate or by a person who shall have acquired the right to such exercise by will or by the laws of descent and distribution. No transfer of an Award by will or the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer, and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant or Nonemployee Director and to be bound by the acknowledgments made by the Participant or Nonemployee Director in connection with the grant of the Award.

     During the lifetime of a Participant or Nonemployee Director, the Committee may, in its sole and absolute discretion, permit the transfer of an outstanding Option, unless such Option is an Incentive Stock Option and the Committee and the Participant intends that it shall retain such status. Subject to the approval of the Committee and to any conditions that the Committee may prescribe, a Participant or Nonemployee Director may, upon providing written notice to the Secretary of the Company, elect to transfer any or all Options granted to such Participant pursuant to the Plan to members of his or her immediate family (including, but not limited to, children, grandchildren and spouse or to trusts for the benefit of such immediate family members or to partnerships in which such family members are the only partners) or to other persons or entities approved by the Committee; provided, however, that no such transfer by any Participant or Nonemployee Director may be made in exchange for consideration.

21. Expenses and Receipts

     The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Award shall be used for general corporate purposes.

22. Failure to Comply

     In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant or Nonemployee Director (or beneficiary) to comply with any of the terms and conditions of the Plan or the applicable Agreement, unless such failure is remedied by such Participant or Nonemployee Director (or beneficiary) within ten days after notice of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such Award, in whole or in part, as the Committee, in its absolute discretion, may determine.

23. Effective Date and Term of Plan

     The Plan shall be subject to the requisite approval of the shareholders of the Company. Unless earlier terminated by the Board of Directors, the right to grant Awards under the Plan shall terminate on December 31, 2016. Awards outstanding at Plan termination shall remain in effect according to their terms and the provisions of the Plan.

24. Applicable Law

     Except to the extent preempted by any applicable federal law, the Plan shall be construed and administered in accordance with the laws of the State of New York without reference to its principles of conflicts of law.

25. Participant Rights

     No Participant shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment for Participants. Except as provided specifically herein, a Participant or a transferee of an Award (including a transferee of a Nonemployee Director) shall have no rights as a shareholder with respect to any shares covered by any Award until the date of the issuance of a Company Stock certificate to him or her for such shares.

26. Unfunded Status of Awards

     The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company.

27. No Fractional Shares

     No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

28. Beneficiary

     A Participant or Nonemployee Director may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant or Nonemployee Director, the executor or administrator of the Participant’s or Nonemployee Director’s estate shall be deemed to be the grantee’s beneficiary.

29. Interpretation

     The Plan is designed and intended to comply with Rule 16b-3 and, to the extent applicable, with Sections 162(m) and 409A of the Code, and all provisions hereof shall be construed in a manner to so comply.

30. Severability

     If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

31. Certain Limitations on Vesting of Awards Other than Options and Stock Appreciation Rights.

     Notwithstanding any provisions of the Plan to the contrary (but subject to the last two sentences of this Section 31), if the vesting condition for any Award (other than an Option or a stock appreciation right) made to a Participant who is an employee is based solely upon continued employment for a period of time, such vesting period shall not be less than 36 months for the vesting of the entire Award; provided that one third of each such Award may vest on each anniversary of the date of grant prior to the completion of such 36 month period. If the vesting condition for any Award (other than an Option or a stock appreciation right) made to a Participant who is an employee is based upon the attainment of specified performance measures, such performance vesting period shall not be less than one (1) year. The provisions of this Section 31 shall not be construed to limit the authority of the Committee to provide for accelerated vesting upon a Change in Control or upon a termination of a Participant’s employment and shall not apply to awards granted prior to April 28, 2008. In addition, the Committee may, in its discretion, grant Awards after April 28, 2008 with respect to not more than 1,000,000 shares of Company Stock which do not comply with the conditions of this Section 31 (for the avoidance of doubt it being understood that this Section 31 does not limit or restrict in any way the vesting conditions that may be applicable to Awards consisting of Options or stock appreciation rights).

REGENERON PHARMACEUTICALS, INC. 777 OLD SAW MILL RIVER ROAD TARRYTOWN, NY 10591-6707
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VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For	Withhold	For All
		All	All	Except
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01 Alfred G Gilman MD Ph.D 02 Joseph L. Goldstein M.D 03 Christine A. Poon 04 P. Roy Vagelos, M.D.

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

2	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐

3	Proposal to approve the Company's Second Amended and Restated 2000 Long-Term Incentive Plan.	☐	☐	☐

4	Proposal to approve, by non-binding advisory vote, executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:	1 year	2 years	3 years	Abstain

5	Proposal to recommend, by non-binding advisory vote, the frequency of future advisory votes on executive compensation. ☐	☐	☐	☐

NOTE: In their discretion, the named proxies may vote on such other business as may properly come before the Annual Meeting or at any adjourned or postponed session thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

REGENERON PHARMACEUTICALS, INC.
Annual Meeting of Shareholders
June 10, 2011 10:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Leonard S. Schleifer, M.D., Ph.D. and Murray A. Goldberg, and each of them individually, as lawful proxies, each with full power of substitution, to represent the undersigned, with all powers that the undersigned would posses if personally present, and to vote, as indicated on the reverse side of this card, all shares of Common Stock and Class A Stock of Regeneron Pharmaceuticals, Inc., that the undersigned would be entitled to vote if personally present, at the Annual Meeting of Shareholders of the Company to be held on June 10, 2011 or at any adjourned or postponed session thereof. This proxy revokes all prior proxies given by the undersigned.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATIONS ABOVE. IF YOU SIGN AND RETURN YOUR PROXY CARD IN A TIMELY MANNER, BUT DO NOT INDICATE HOW THESE SHARES ARE TO BE VOTED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED ABOVE AS DIRECTORS AND FOR PROPOSAL 2, PROPOSAL 3, PROPOSAL 4 AND FOR "3 YEARS" ON PROPOSAL 5. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

Continued and to be signed on reverse side